Exhibit 10.2

STANDARD INDUSTRIAL LEASE

(NET)

CARLSBAD CORPORATE CENTER

H.G. FENTON PROPERTY COMPANY,

a California corporation

“Landlord”

and

ALPHATEC HOLDINGS, INC.,

a Delaware corporation

“Tenant”

The parties acknowledge that double underlined text and ~~lined-through text~~ are intentional changes in language and incorporated as a part of this Lease.

EXHIBITS

A        Site Plan

B        Premises and Improvements to Premises

C        Rules and Regulations

D        Signage Criteria

E        Environmental Questionnaire

~~F        Guaranty Agreement~~ (INTENTIONALLY OMITTED)

STANDARD INDUSTRIAL LEASE - NET

THIS STANDARD INDUSTRIAL LEASE - NET (“Lease”), dated for reference purposes only January 30, 2008, is made at San Diego, California, between H. G. FENTON PROPERTY COMPANY, a California corporation (“Landlord”), and ALPHATEC HOLDINGS, INC., a Delaware corporation (“Tenant”).

1. BASIC LEASE PROVISIONS. The words and figures set forth in this Section 1 are used as defined terms in this Lease.

1.1 Premises: The real property and improvements which are the subject of this Lease. The Premises consist of approximately 73,480 rentable square feet (rsf) as depicted on Exhibit A. The address for the Premises is 5830 El Camino Real, Carlsbad, California 92008.

1.2 Building: The single-story building addressed at 5830 El Camino Real, Carlsbad, California 92008.

1.3 Project: The two (2) Buildings in Phase 1 of the Business Park, including all appurtenances and common area thereto, located at 5818 and 5830 El Camino Real, Carlsbad, California, 92008, consisting of approximately 150,173 rsf.

1.4 Business Park: The planned industrial development of which the Project is a part. The Business Park consists of Parcel C of Minor Subdivision No. 98-11 in the City of Carlsbad, County of San Diego, State of California according to Parcel Map thereof No. 18416, filed in the Office of the County Recorder of San Diego County, on January 26, 2000 as File No. 2000-39031 of official records.

1.5 Term: 1.6 Commencement and Expiration Dates:	Ninety-eight (98) full calendar months
(a) Commencement Date:	December 1, 2008 (estimated, but not less than 120 days following the Delivery of the Premises)

(b) Expiration Date:	January 31, 2017

(c) Delivery of the Premises:	August 1, 2008 (estimated, subject to the Provisions of Section 4.5)

1.7 Extension Option Period:	Subject to the Provisions of Section 26

1.8 Initial Full Monthly Base Rent (NNN):	$73,480.00 ($1.00 per rsf x 73,480 rsf)

1.9 Prepaid Base Rent:	$73,480.00

1.10 Periodic Increase In Base Rent (NNN):

Months of Term	Base Rent
2 – 8*	$35,000.00 (Reflects Abatement, subject to the Provisions of Section 25)
9 - 12	$73,480.00
13 - 24	$75,684.00
25 - 36	$77,954.53
37 - 48	$80,293.17
49 - 60	$82,701.96
61 - 72	$85,183.02
73 - 84	$87,738.51
85 - 96	$90,370.67
97 – Expiration Date	$93,081.79

*	Plus any partial month at the beginning of the Term following the Commencement Date

1.11 Security Deposit Amount:	$293,920.00 (consisting of $93,081.79 to be held throughout the Term of Lease, subject to the Provisions of Section 27)

1.12 Tenant Improvement Allowance:	$1,102,200.00 (subject to the Provisions of Exhibit B)

1.13 Tenant’s Share of Operating Expenses:

(a) Real Property Taxes:	48.93%

(b) Other Operating Expenses:	48.93%

1.14 Permitted Use: The premises shall be used and occupied as corporate offices, general offices, engineering, research and development, warehousing and distribution, and light manufacturing. Research and development use may include demonstrative surgical activities associated with the Tenant’s spinal and orthopedic surgical products, and for the storage and use of medical, biological and other materials incidental to such activities.

1.15 Tenant’s Guarantor(s):	None

1.16 Broker(s):	Irving Hughes (Tenant) Grubb & Ellis/BRE (Landlord)

1.17 Parking:	One hundred and eighty four (184) unreserved spaces

1.18 Landlord’s Address for Notice:	H. G. Fenton Company 7577 Mission Valley Road, Suite 200 San Diego, California 92108 Tel: (619) 400-0120 Fax: (619) 400-0111 Attention: Property Manager

1.19 Tenant’s Address for Notice:	Alphatec Spine 5830 El Camino Real Carlsbad, California 92008 Attention: General Counsel

1.20 Addendum:	Sections 24, 25, 26, 27 and 28

2. DEFINITIONS. The captions appearing in this Section 2 are used as defined terms in this Lease.

2.1 Additional Rent. All sums payable by Tenant hereunder other than Base Rent, including without limitation: Tenant’s Share of Operating Expenses; late charges; interest on past due amounts; attorneys’ fees; and reimbursements to Landlord of sums advanced by Landlord to cure any default or discharge any obligation of Tenant hereunder.

2.2 Base Rent. The basic monthly rent payable by Tenant for the use and occupancy of the Premises, in accordance with Section 5 of this Lease.

2.3 Business Day. Any weekday, Monday through Friday, except holidays on which United States post offices are closed.

2.4 Commencement Date. The first day of the Term, as determined in accordance with Section 4.1 below.

2.5 Common Areas. All areas and facilities outside the Premises and within the Building and Project that Tenant is permitted to use, as provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Building and Project and their respective employees, suppliers, shippers, customers, invitees, licensees or other visitors, including without limitation hallways, entryways, common rest rooms on multi-tenant floors, elevators, stairways, common pipes, conduits, wires and appurtenant equipment serving the Premises, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas; provided that Common Areas shall not include any portion of the Project currently leased or available for lease, which rentable areas shall be either maintained by the tenants thereof in accordance with maintenance obligations consistent with Section 8.1 of this Lease, or maintained by Landlord at its sole cost and expense and not as an Operating Expense of the Project.

2.6 Declaration. The recorded Declaration of Covenants, Conditions and Restrictions for the Business Park, as the same may be amended from time to time. A copy of the Declaration, if any, is available for review at the Landlord’s Office, and a copy will be provided to Tenant upon request.

2.7 Delivery of the Premises. The date of the inspection and acceptance (or deemed acceptance) of the Premises by Tenant, which shall not be less than ten (10) days following Landlord’s advance written notice to Tenant, accurately indicating that Landlord’s Work will be substantially completed on such date in accordance with Exhibit B attached hereto.

2.8 Hazardous Materials. Any and all materials or substances which have been determined to be a nuisance or dangerous, toxic or hazardous or a pollutant or contaminant, including but not limited to any hydrocarbon material, flammable explosives, asbestos, urea formaldehyde, radioactive materials or waste, or other hazardous, toxic, contaminating or polluting materials, substances or wastes, including, without limitation, any “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Hazardous Materials Laws.

2.9 Hazardous Materials Laws. All federal, state and local laws, ordinances and regulations, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251, et seq.), Resource Conservation & Recovery Act (42 U.S.C. §6901, et seq.), Safe Drinking Water Act (42 U.S.C. §3000f, et seq.), Toxic Substances Control Act (15 U.S.C. §2601, et seq.), the Clean Air Act (42

U.S.C. §7401, et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601, et seq.), California HEALTH & SAFETY CODE (§25100, et seq., §39000, et seq.), California Safe Drinking Water & Toxic Enforcement Act of 1986 (California HEALTH & SAFETY CODE §25249.5, et seq.), California WATER CODE (§13000, et seq.), and other comparable federal, state or local law, regulation or interpretation thereof, whether currently in force or enacted in the future, together with any licenses, permits, plans or approvals generated pursuant to or as a result of any such law, which regulates or proscribes the use, storage, disposal, cleanup, transportation, release or threatened release into the environment or presence of Hazardous Materials.

2.10 Lease Year. A period of twelve consecutive full calendar months. The first Lease Year shall begin on the Commencement Date if the Commencement Date is the first day of a calendar month; otherwise, the first Lease Year shall begin on the first day of the first full calendar month after the month in which the Commencement Date occurs. Each succeeding Lease Year shall begin on the anniversary of the beginning of the first Lease Year. If Tenant should extend the Term pursuant to any extension option granted herein, the first day of the Extension Term shall also be deemed to be the first day of a Lease Year for all purposes of this Lease.

2.11 Tenant’s Work. The improvements and other work, if any, to be accomplished by Tenant in accordance with Exhibit B.

2.12 Landlord’s Delivery Work. All items of Landlord’s Work except those which Landlord reasonably cannot complete prior to the Commencement Date, e.g., Landlord’s Work that cannot be performed by Landlord until Tenant (i) provides Landlord with plans and specifications therefor, or (ii) obtains a building permit, or (iii) completes those items of Tenant’s Work that are necessarily completed prior to a particular item of Landlord’s Work.

2.13 Landlord’s Work. The improvements and other work, if any, to be accomplished by Landlord in accordance with Exhibit B.

2.14 Mortgage. Any mortgage, trust deed or other encumbrance, and all renewals, extensions or replacements thereof, now or hereafter imposed by Landlord upon the real property which includes the Premises.

2.15 Mortgagee. The holder of a Mortgage.

2.16 Operating Expenses. All costs incurred by Landlord, if any, for any of the following:

(a) The operation, repair and maintenance, in neat, clean and good order and condition of (i) the Common Areas of the Project, including without limitation all parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, and irrigation systems, common area lighting facilities, and fences and gates, consistent with other first class industrial/office projects in the Northern Coastal Market of San Diego County; (ii) fire detection in the Project, including sprinkler system maintenance and repair; and (iii) unless allocated directly to Tenant pursuant to Section 8.1(b), the Building’s heating, ventilation and air conditioning (“HVAC”) systems.

(b) To the extent any of the following services are provided for the Project, such as trash disposal (provided, however that Tenant pay for trash disposal specific to its use of the Premises if such use results in a disproportionately heavy use of the trash facilities for the Project), janitorial service, security services, gardening, painting, plumbing, electrical, carpentry, window washing, Project identification and traffic signage and equipment rental expenses, and any other service to be provided by Landlord that is elsewhere in the Lease stated to be an item of Operating Expenses.

(c) Any deductible portion of an insured loss concerning any of the items or matters described in this Section.

(d) Premiums for any insurance policies maintained by Landlord pursuant to Section 11 below.

(e) Real Property Taxes to be paid by Landlord.

(f) Utilities not separately metered to Tenant or other tenants of the Project.

(g) Independent contractors for services (excluding capital improvements), and compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day-to-day operation, maintenance and repair of the Project, provided such compensation is commercially reasonable and if such persons provide services to the Project in addition to other building(s), such compensation shall be equitably allocated based on the amount of time such persons spend providing services to the Project and the other building(s).

(h) Maintenance and repair of roofs, building walls, foundations, and all sewer and water facilities, subject to the exclusion of capital improvements, repairs and replacements from Operating Expenses as provided below.

(i) A property management fee in the amount of fifteen percent (15%) of the preceding items of Operating Expenses.

(j) Dues and assessments payable to the Project’s property owners association (if any).

(k) Upon completion of the future common areas of the Business Park, the costs and expenses of operation and maintenance thereof.

The inclusion of the improvements, facilities and services set forth in the foregoing definition shall not be deemed Landlord’s representation that such improvements or facilities exist, nor shall it impose on Landlord any obligation either to have those improvements or facilities or to provide those services, unless the improvements or facilities already exist in the Project or Landlord already provides the services as of the Commencement Date, or unless Landlord has agreed to do so elsewhere in the Lease. Capital improvements, repairs and replacements, as defined by Generally Accepted Accounting Practice (GAAP), are not included in Operating Expenses, except (i) as otherwise provided in this Lease, or (ii) for those that directly reduce other Operating Expenses set forth in the following paragraph.

Notwithstanding anything to the contrary contained in this Section 2.16, the following items shall be excluded from the term “Operating Expenses”: (i) expenditures for capital improvements, repairs or replacements, as defined by generally accepted accounting principles (GAAP), made to the Premises or Project, except (a) as otherwise provided in this Lease, (b) for those that (and only to the extent that they) directly reduce other Operating Expenses as defined in this Section 2.16, (c) for replacements made during the Term of this Lease, but only to the extent required for normal maintenance and repair (specifically excluding structural replacements, required as a result of any casualty, replacements covered by warranty or required to repair any defect in the design or construction of the Premises or Project), and (d) those required to be made pursuant to any applicable law adopted after the date of Landlord’s Delivery of the Premises (provided, however, that the cost of any such capital expenditure shall be amortized on a straight-line basis over its useful life in accordance with GAAP); (ii) repairs or other work occasioned by fire, windstorm or other casualty for which Landlord is obligated to maintain insurance or as to which Landlord receives reimbursement from third parties (in each case to the extent of the reimbursed amounts actually received by Landlord pursuant to its diligent efforts to obtain reimbursement to which Landlord is contractually entitled); (iii) any expense for any other building or property owned by Landlord; (iv) costs incurred in renovating or otherwise improving or decorating or redecorating space for tenants in, or other occupants of, the Project, except as such relates to reasonable improvements, repair and/or maintenance of the Common Areas; (v) depreciation of any kind; (vi) except as otherwise provided in this Lease, costs incurred due to the violation by Landlord or any tenant (other than Tenant) of the terms and conditions of any lease pertaining to the Project or of any valid and applicable building code, regulation or law or incurred due to the Premises or any part of the Project being in violation of any such code, regulation or law (subject to the provisions of Section 7.3 of the Lease); (vii) except for the property management fee described in Section 2.16 (i) above, overhead and profit increments paid to subsidiaries or Affiliates (as defined below) of Landlord for services rendered with respect to the Project to the extent that the costs of such services materially exceed competitive costs for similar services rendered by persons or entities of similar skill, competence and experience, other than a subsidiary or Affiliate of Landlord (as used herein “Affiliate” means a person or entity controlling, controlled by, or under common control with Landlord, and “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity); (viii) interest on debt or amortization payments on any Mortgage to which Landlord is a party which affects the Project, and rental under any ground or underlying lease or leases (except to the extent the same may be made to pay or reimburse, or may be measured by, Real Property Taxes), and Landlord’s points, fees and legal costs and expenses associated with any such Mortgage or underlying lease; (ix) costs of Landlord’s or its agent’s general corporate or partnership overhead and general administrative expenses which are generally not chargeable as Operating Expenses by owners of similar properties located in the Carlsbad industrial submarket under comparable leases to similar tenants; (x) any compensation paid to clerks, attendants or other persons in commercial concessions, if any, operated by Landlord at the Project; (xi) without limiting anything contained in clause (i) above, rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial, repair or maintenance services which is not affixed to the Project; (xii) expenses legal or otherwise, incident to enforcement by Landlord of the terms of any other lease or occupancy agreement for the Project or in performing the obligation of any other tenant under its lease in the Project; (xiii) to the extent Landlord is actually reimbursed (but subject to Landlord’s diligent efforts to obtain reimbursement to which Landlord is contractually entitled at Landlord’s sole cost and expense), any expense for which Landlord is otherwise entitled to be or is actually reimbursed or indemnified (including reimbursement or indemnification by an insurer, warrantor or condemner); (xiv) any costs or expenses that are expressly designated as a Landlord’s cost or Landlord’s expense elsewhere in this Lease; (xv) any costs, expenses, fees or penalties relating to Landlord’s compliance or noncompliance with any Hazardous Materials Laws, rules, ordinances or regulations, now or hereinafter in force or effect, including but not limited to any laws, rules, ordinances or regulations relating to the disposal, handling or clean-up of Hazardous Materials or remedial or restoration work.; and (xvi) costs incurred in advertising, promotional and leasing activities for the Project, and costs and expenses incurred pursuant to any lease, sublease, sale or other conveyance of any interest of Landlord in the Project. Landlord shall use commercially reasonable efforts to make payments for goods and services in a timely manner to obtain the maximum possible discount. In the calculation of items constituting Operating Expenses, it is understood that no item shall be charged more than once.

2.17 Real Property Taxes. All general property and improvement taxes and all forms of assessment, special assessment or reassessment, license fee, license tax, business license tax, commercial rental tax, in lieu tax, levy, charge, penalty (to the extent not imposed as a result of Landlord’s negligence) or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any agency or public body, as against any legal or equitable interest of Landlord in the Premises and all improvements thereon and thereto as they presently exist or as they may be expanded, developed, constructed or altered from time to time, including but not limited to: (a) any tax on Landlord’s rent, right to rent or other income from the Premises or all or any portion of the Project or as against Landlord’s business of leasing the Premises, but specifically excluding Landlord’s federal, state or city income, franchise, corporate, personal property, stock transfer, revenues, inheritance or estate taxes; (b) any assessments, taxes, fees, levies or charges in addition to, or in substitution, partially or totally, for any assessment, tax, fee, levy or charge previously included within the definition of real property tax before adoption of Proposition 13 by the voters of the State of California in the June 1978 election, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services that were before Proposition 13 provided without charge to property owners or occupants; and (c) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party which is imposed on the creation or transfer of an interest or an estate in the Premises. It is the intention of Tenant and Landlord that all new and increased assessments, taxes, fees, levies and charges, and all similar assessments, taxes, fees, levies and charges be included within the definition of Real Property Taxes for the purposes of this Lease. Real Property Taxes for the first year of the Term shall be calculated as if the Premises and related improvements were fully assessed. If at any time during the Term the laws concerning the methods of real property taxation prevailing at the commencement of the Lease Term are changed so that a tax or excise on rents or any other tax, however described, is levied or assessed against Landlord as a substitution in whole or in part for any real property taxes, then Real Property Taxes shall include, but not be limited to, any such assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof. With respect to any assessments that may be levied against or upon the Premises, the Building or all or any portion of the Project and that under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, there shall be included within the definition of Real Property Taxes with respect to any tax fiscal year only the amount currently payable on such tax, bond or assessment, including interest, for such tax fiscal year or the current annual installment for such tax fiscal year. Notwithstanding anything to the contrary set forth in this Lease, “Real Property Taxes” shall not include (i) any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance or succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts), (ii) taxes on tenant improvements in any space in the Project based upon an assessed level in excess of the assessed level for which Tenant is directly responsible under this Lease, or (iii) penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to, any real property taxes, when due. In the event Landlord receives a refund or other return of Taxes (including any award received as a result of Landlord’s successful protest of the amount of Taxes) for which Tenant previously paid, then such refunded amount (plus any interest corresponding to such amount to the extent received from the taxing authority, less Landlord’s costs incurred in procuring such refund) shall be applied to reduce the amount of Taxes for the Lease Year in which such refunded amount is received prior to calculating the actual Taxes for such Lease Year, or if received after the expiration or earlier termination of this Lease shall be refunded to Tenant within thirty (30) days following receipt of such refund from the taxing authority.

3. PREMISES.

3.1 Lease of Premises. In consideration of the rent and covenants set forth below, Landlord hereby leases the Premises to Tenant, and Tenant hires the Premises from Landlord, for the term, at the rental, and upon all of the conditions set forth herein. Except as otherwise provided herein, this Lease is subject to: (i) all covenants, conditions, restrictions, easements, mortgages, deeds of trust, rights of way, reciprocal easement agreements to which Landlord is a party which affect the Project and all other matters now or hereafter affecting the Project or the Premises; and (ii) all zoning laws, ordinances and building codes now or hereafter affecting the Project or the Premises. Landlord represents and warrants that no part of the Project or the Premises is subject to a leasehold interest.

3.2 Landlord’s Reserved Rights. Landlord reserves to itself the absolute rights, without interfering with Tenant’s quiet enjoyment of the Premises: (i) to the use of the roof, the exterior-surfaces of exterior walls and subterranean areas beneath the Premises, and (ii) to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring located within the Premises which serve other parts of the Project, in a manner and in locations that do not unreasonably interfere with Tenant’s use of the Premises.

3.3 Condition of Premises. Tenant acknowledges that except to the extent expressly set forth in this Lease or in a written addendum or amendment hereto, neither Landlord nor its agents have made (i) any promise to alter, remodel or otherwise improve, or (ii) any representation or warranty with respect to the condition of, the Premises, the Building or any part of the Project or improvements thereon or therein. Tenant’s taking possession of the Premises shall be deemed acceptance of the Premises by Tenant, and shall be deemed conclusively to establish that the Premises are in good and satisfactory condition as of the date Tenant takes possession. Subject to the completion of any Landlord’s Work, Tenant accepts possession of the Premises in their current, “as is”, condition, and acknowledges that it has inspected the Premises before signing this Lease and is fully aware of the condition of the Premises. Notwithstanding the foregoing, and prior to Landlord’s Delivery of the Premises, Landlord shall inspect any existing HVAC system (consisting of any air distribution duct work, compressors and any other related components or equipment); electrical system (consisting of wall and floor outlets, fluorescent lighting and distribution panel[s]); and plumbing system (consisting of water supply, sinks, drains, restroom facilities, water heater[s] and sprinkler system, if any) collectively “Existing Utility Systems” located in or on the Premises to ensure that each Existing Utility System and any related components are in proper working order and condition. If one or more Existing Utility System does not have a remaining useful life of at least the initial Term of this Lease, each such system shall be replaced by Landlord prior to the Delivery of the Premises at landlord’s sole cost and expense and not as part of the initial Tenant improvements costs. In addition Landlord shall ensure that the Premises are thoroughly cleaned and free of all prior occupants and their personal property by the date of Delivery of the Premises.

3.4 Rights in Common Areas. Landlord grants to Tenant and to Tenant’s employees, invitees and licensees a non-exclusive license during the Term to use the Common Areas, subject to the terms and conditions of this Lease. Tenant acknowledges that others, including without limitation Landlord and other tenants of the Building and Project, and their respective employees, invitees and visitors, and other persons authorized by Landlord, will also be entitled to use the Common Areas. Without advance notice to Tenant and without any liability to Tenant in any respect, Landlord shall have the right to:

(a) Establish and enforce reasonable rules and regulations concerning the maintenance, management, use and operation of the Common Areas.

(b) Close off any of the Common Areas to the extent reasonably required in the opinion of Landlord and its counsel to prevent a dedication of any of the Common Areas or the accrual of any rights by any person or the public to the Common Areas, provided such closure does not deprive Tenant of the substantial benefit and enjoyment of the Premises, its parking rights and reasonable access to the Premises.

(c) Temporarily close any of the Common Areas for maintenance, alteration or improvement purposes.

(d) Select, appoint or contract with any person for the purpose of operating and maintaining the Common Areas, subject to such terms and at such rates as Landlord deems reasonable and proper.

(e) Change the size, use, shape or nature of any portions of the Common Areas, provided such change does not deprive Tenant of the reasonable benefit and enjoyment of the Premises, its parking rights or reasonable access to the Premises. So long as Tenant is not thus deprived of the reasonable use and benefit of the Premises, Landlord will also have the right at any time to change the arrangement or location of, or both, or to regulate or eliminate the use of, any concourse, parking spaces, garage, or any elevators, stairs, toilets or other public conveniences in the Project, without incurring any liability to Tenant or entitling Tenant to any abatement of rent, and such action will not constitute an actual or constructive eviction of Tenant.

(f) Erect one or more additional buildings on the Common Areas, expand the existing buildings or other buildings to cover a portion of the Common Areas, convert Common Areas to a portion of the Building or other buildings, or convert any portion of such other buildings to Common Areas, provided that such conversion does not result in the reduction of Tenant’s parking rights or alter access to the Premises. Upon erection of any additional buildings or change in the Common Areas, the portion of the Project upon which buildings or structures have been erected will no longer be deemed to be a part of the Common Areas. In the event of any such changes in the size or use of the Common Areas of the Project, Landlord shall make an appropriate adjustment in the Building’s or any other buildings’ pro rata share of exterior Common Areas of the Project as appropriate, and a corresponding adjustment to Tenant’s Share of Operating Expenses.

3.5 Measurement of Premises. Landlord hereby represents and warrants that, absent any improvement or addition to the Premises during the Term or any extension thereto, the rentable area set forth in Section 1.1 above shall not increase during the term or any extension thereto.

4. TERM; DELIVERY OF PREMISES.

4.1 Term. The Term shall be for the number of months set forth at Section 1.5 above, beginning on the Commencement Date and ending on the Expiration Date. Notwithstanding the foregoing, if Delivery of the Premises has not occurred by the estimated date set forth in Section 1.6(c) above, then the Delivery of the Premises shall occur on the date that Landlord’s delivery obligations set forth in Section 3.3 above are satisfied. Landlord shall not be liable for any damage incurred by Tenant as a result of any delay in Delivery of the Premises, and this Lease shall not thereby become void or voidable during such period; provided, however that the Commencement Date shall be delayed as required for Tenant to have at least one hundred twenty (120) days to perform Tenant’s Work between the Delivery of the Premises and the Commencement Date.

4.2 Delivery of the Premises. Upon completion of Landlord’s Work, the parties shall jointly inspect the Premises. If any defects in Landlord’s Work exist at the time of such inspection, Tenant shall notify Landlord thereof in writing of such defects in accordance with the Punchlist Items list below; provided, however, that Delivery of the Premises to Tenant shall be delayed only if the existence of any such defects would materially adversely affect Tenant’s occupancy of the Premises, in which case the date of Delivery of the Premises shall be the date upon which Landlord notifies Tenant that such defects have been substantially corrected. Tenant shall notify Landlord of any defects in the condition of the Premises which are inconsistent with landlord’s delivery obligations (“Punchlist Items”) that do not impair Tenant’s ability to utilize the Premises for the purposes permitted hereunder within thirty (30) days after Tenant takes possession of the Premises, which Punchlist Items shall be repaired or corrected by Landlord, at Landlord’s sole cost and expense, no later than thirty (30) days after notice thereof (with the Commencement Date delayed day-for-day for any repairs or corrections that exceed such 30-day period). Landlord makes no representation or warranty as to the nature, quality, or suitability for Tenant’s business of the Tenant Improvements, the Project, the Building, or the Premises, and Tenant shall have no rights against Landlord by reason of such matters or any claimed deficiencies therein. Notwithstanding the foregoing or anything to the contrary contained herein, Landlord shall, at its sole cost and expense (and as not part of Operating Expenses, other than as set forth in Section 8.4 herein) and throughout the initial Term and any option term (if applicable), repair any structural and/or latent design or construction defects in the original construction of the Project of which Landlord has notice or that Landlord discovers. If Tenant shall fail to provide Landlord with a list of Punchlist Items within the period set forth above, Landlord’s compliance with its delivery obligations shall be deemed to have been satisfied on the date the Delivery of the Premises shall have occurred.

4.3 Termination for Non-Commencement. Notwithstanding the foregoing, in the event that Delivery of the Premises has not occurred within six months after the Commencement Date set forth in Section 1.6(a), then for a period of thirty (30) days after the expiration of such six month period either party not in default hereunder may cancel and terminate this Lease, without any liability to the other party, upon written notice to the other party; provided, however, that if such written notice of termination is not delivered by either party within the 30-day period, the foregoing right to terminate this Lease shall itself terminate and be of no further force or effect.

4.4 Memorandum of Commencement Date. Following the Commencement Date, Landlord shall prepare and forward to Tenant two copies of a written Memorandum of Commencement Date, signed by Landlord, confirming the Commencement Date. Within ten (10) business days after receipt thereof, Tenant shall sign and return one copy of the Memorandum of Commencement Date, indicating either Tenant’s agreement with the matters set forth therein or any areas of disagreement. Tenant’s failure to return a copy of the Memorandum of Commencement Date within such ten-business day period shall be conclusively deemed Tenant’s agreement with all matters set forth therein. Any dispute or disagreement on Tenant’s part as to the Commencement Date set forth in such memorandum shall, at the election of either party, be submitted to final, binding arbitration in San Diego, California under the Commercial Arbitration Rules of the American Arbitration Association.

4.5 Early Access. For the purpose of Tenant completing Tenant’s Work, as set forth in Exhibit B, and subject to the terms and conditions of this Section 4.5, Landlord agrees to grant Tenant (or Tenant’s designated contractor or service person) access to the Premises prior to the Delivery of the Premises as long as such access does not interfere with or delay the performance of Landlord’s work required to satisfy the requirements for the Delivery of the Premises (the “Early Access Period”). Any delays in the completion of the Landlord’s work required for the satisfaction of the Delivery of the Premises conditions set forth in Section 3.3 above attributable to Tenant’s activities in the Premises during the Early Access Period shall accelerate the Delivery of the Premises and the Commencement Date by one day for each day of such Tenant delays. Unless Landlord otherwise agrees thereto in writing, Tenant shall have no right to occupy all or any part of the Premises prior to Delivery of the Premises. Such Early Access Period shall not advance the Commencement Date or the Expiration Date, but such access shall be subject to all provisions of this Lease, excluding payment of monthly Base Rent, Tenant’s Share of Operating Expenses and Tenant’s payment of any applicable utility charges for such Early Access Period preceding the Delivery of the Premises. From the Delivery of the Premises until the Commencement Date (the “Early Occupancy Period”), Tenant shall have unrestricted access to the Premises in order to perform Tenant’s Work. Tenant shall have no right to occupy all or any part of the Premises during the Early Occupancy Period other than to perform the Tenant’s Work. Such Early Occupancy Period shall not advance the Commencement Date or the Expiration Date; but such access shall be subject to all provisions of this Lease, excluding payment of monthly Base Rent, Tenant’s Share of Operating Expenses (but subject to Tenant’s payment of any applicable utility charges for such Early Occupancy Period preceding the Commencement Date). Tenant’s early access to and occupancy of the Premises shall also be subject to the following terms and conditions:

(a) Prior to any such access, Tenant shall have delivered to Landlord a certificate(s) of insurance for all insurance required to be maintained by Tenant hereunder, as further described in Section 11.

(b) Tenant’s access to the Premises during the Early Access Period shall not interfere with the completion of Landlord’s Work (if any).

(c) Without limiting anything contained herein, Tenant’s access and completion of Tenant’s Work and any occupancy of the Premises prior to the Commencement Date shall be subject to Tenant’s indemnification obligations set forth in Sections 8.6(b), 12.2, 20.3, 23.19 and elsewhere herein.

5. RENT.

5.1 General. From and after the Commencement Date, Tenant agrees to pay Landlord, in advance, on the first day of each and every calendar month during the Term, Base Rent and Additional Rent as specified in this Section. Payment of all such rent shall be without offset or demand, shall be in lawful money of the United States of America and shall be made at the address set forth for Landlord herein or at such other place as Landlord may direct.

5.2 Base Rent. Base Rent shall initially be in the amount per month set forth in Section 1.8, subject to abatement of a portion thereof as provided in Section 25 below.

5.3 Annual Adjustment to Base Rent. Base Rent shall be increased each Lease Year during the Term in accordance with the schedule set forth in Section 1.10.

5.4 Operating Expenses. The parties intend that, subject only to the specific exceptions set forth herein, this Lease be absolutely net to Landlord. Accordingly, in addition to Base Rent and subject to the provisions of this Section, Tenant shall pay, as Additional Rent, Tenant’s Share of Operating Expenses incurred by Landlord during each calendar year of the Term, pursuant to the following terms and conditions:

(a) Landlord shall provide to Tenant, at or before the Commencement Date, a good faith estimate of Tenant’s Share of Operating Expenses that Landlord anticipates will actually be incurred for the calendar year in which the Commencement Date occurs. Landlord shall also provide to Tenant, as soon as possible following the first day of each succeeding calendar year, a good faith estimate of Tenant’s Share of Operating Expenses with respect to such succeeding calendar year of the Term.

(b) Each annual estimate of Tenant’s Share of Operating Expenses determined by Landlord pursuant to this Section shall be divided into twelve (12) equal monthly installments. Tenant shall pay to Landlord such monthly installment of Tenant’s Share of Operating Expenses with each monthly payment of Base Rent. In the event the estimated amount of Tenant’s Share of Operating Expenses has not yet been determined for any calendar year, Tenant shall pay the monthly installment in the estimated amount determined for the preceding calendar year until the estimate for the current calendar year has been provided to Tenant, at which time Tenant shall pay any shortfall for the preceding months of the calendar year and shall thereafter make the monthly installment payment in accordance with the current estimate.

(c) Within sixty (60) days following the end of each calendar year of the Term, and within sixty (60) days following the Expiration Date, Landlord shall determine and provide to Tenant a statement setting forth the amount of Operating Expenses actually incurred with respect to such calendar year (or portion of the calendar year occurring prior to the Expiration Date). In the event that Tenant’s Share of such actual Operating Expenses exceeds the sum of the monthly installments actually paid by Tenant for such calendar year, Tenant shall pay the difference to Landlord, within thirty (30) days following receipt of such statement. In the event the sum of such installments exceeds Tenant’s Share of such Operating Expenses actually incurred, the difference shall be applied as a credit to future installments of Tenant’s Share of Operating Expenses, except that the amount of any overpayment for that portion of the calendar year preceding the Expiration Date shall be delivered to Tenant along with such statement.

(d) Upon written request of Tenant, Landlord shall provide an accounting of the Operating Expenses for the preceding calendar year. Landlord shall keep at its home office in the County of San Diego, full, accurate and separate books of account with backup documentation of Operating Expenses for a period of three full years after the end of each calendar year, which Tenant shall have the right to examine and copy at no expense to Landlord, at reasonable times and upon reasonable notice. Tenant shall have the right, upon twenty (20) days’ prior notice to Landlord, not more frequently than annually and at Tenant’s sole cost and expense, to conduct an audit of Landlord’s books and records regarding such Operating Expenses to confirm the accuracy of Landlord’s accounting; provided, however, that such audit shall not unreasonably interfere with the conduct of Landlord’s business.

5.5 Late Charges. Tenant acknowledges that late payment by Tenant to Landlord of Base Rent or Additional Rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. Therefore, if any payment of Base Rent or Additional Rent is not paid within five (5) days after the date due, Tenant shall pay to Landlord ten percent (10%) of the amount due or Two Hundred Fifty Dollars ($250.00), whichever is greater; provided that upon the first such failure in any Lease Year such late charge shall not accrue until five (5) days after Tenant’s receipt of notice that the overdue payment was not received when due and a statement that a late charge will be due five (5) days from the delivery of such notice if the overdue amount is not paid. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as limiting Landlord’s remedies in any manner.

6. SECURITY DEPOSIT. Subject to Tenant’s right to deliver one or more Letters of Credit to Landlord in accordance with Section 27 below, Tenant shall pay to Landlord, within five business days of the date that the Premises is delivered to the Tenant, a security deposit in the amount (or if a security deposit is currently held by Landlord, then any additional amount as the case may be) set forth at Section 1.11 (“Security Deposit”). Subject to the provisions of Section 27, the Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor, deliver cash to Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest thereon. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or at Landlord’s option, to the last assignee of Tenant’s interests hereunder) at the expiration of the Term, provided that Landlord may retain the Security Deposit until such time as any amount due from Tenant under this Lease has been determined and paid in full.

7. USE.

7.1 Permitted Use. The Premises shall be used and occupied only for the purposes and activities set forth in Section 1.14 above, and for no other uses or purposes whatsoever. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Premises, or if a failure to procure such a license or permit might or would in any way affect Landlord or the Project, then Tenant, at Tenant’s expense, shall (i) duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord, (ii) install and pay for any improvements, changes or alterations in the Premises, required by any governmental authority, as a result of its proposed use of the Premises or its manner of operation, and (iii) at all times, comply with the requirements of each such license or permit. Tenant warrants that it has investigated whether its proposed use of the Premises and its proposed manner of operation will comply with, and Tenant assumes the risk that its proposed use of the Premises and its proposed manner of operation are and will continue to be in compliance with, all applicable governmental land use approvals, laws and regulations, including without limitation all zoning laws regulating the use of and enjoyment of the Premises. Tenant agrees that under no circumstances shall Tenant be released in whole or in part from any of its obligations under this Lease as a result of any governmental authority’s disallowing or limiting Tenant’s proposed use of the Premises or its manner of operation.

7.2 Condition of Premises. Landlord warrants to Tenant, but without regard either to any Tenant’s Work or to the use for which Tenant will use the Premises, that as of the date of Delivery of the Premises, neither the Premises nor Tenant’s manufacturing, storage and distribution of medical devices from the Premises violates the Declaration or, any other covenants or restrictions of record in effect on the date of this Lease, or the laws, rules or regulations enforced by any governmental authority. In the event it should be determined that this warranty has been violated, then after written notice from Tenant, Landlord shall promptly, at its sole cost and expense, rectify any such violation. In the event Tenant does not give Landlord any such written notice of violation within three (3) months after the date that Tenant has been notified by a governmental authority that the Premises is not in compliance with an applicable law rule or regulation, the correction of such violation shall thereafter be Tenant’s obligation, to be performed at Tenant’s sole cost and expense. The foregoing warranty shall be of no force or effect if, prior to the date of this Lease, Tenant was the owner or occupant of the Premises, in which event Tenant shall correct any such violation, whenever determined to exist, at Tenant’s sole cost and expense.

7.3 Compliance With Requirements. Subject to Section 7.2 above, Tenant shall, at Tenant’s expense, promptly comply with all applicable statutes, ordinances, rules, regulations, and requirements of any fire insurance underwriters or rating bureaus, now in effect or which may hereafter come into effect during the Term, whether or not they reflect a change in policy from that now existing, relating in any manner to the Premises and the occupation and use by Tenant of the Premises. Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Project. Without limiting the generality of the foregoing, Tenant shall, at its sole cost and expense, comply promptly with all Hazardous Materials Laws and with all environmental laws and ordinances applicable to the conduct of Tenant’s business, including all air quality and air pollution regulations of the regional air pollution control district. If at any time it reasonably appears to Landlord that Tenant is not fulfilling its obligations under this Section, Landlord may cause to be performed, at Tenant’s sole cost, an audit or inspection of the Premises to evaluate Tenant’s compliance herewith.

7.4 Compliance With Americans With Disabilities Act. The parties acknowledge that the design and construction of certain areas of the Building and/or the Common Areas and Premises may not presently be in compliance with Title III of the Americans With Disabilities Act (“ADA”) and other applicable laws and regulations that relate to access by the disabled or handicapped. For any non-compliance that exists prior to the Commencement Date, Landlord shall be responsible, at its sole expense, for any necessary alterations or improvements to the Building or the Common Areas to the extent necessary to correct any such non-compliance. Landlord agrees that no cost or expense related to such alterations or improvements shall be included in Operating Expenses. After the Commencement Date, Tenant shall be responsible for compliance with the ADA and related statutes with respect to any alterations or improvements to the Premises made by Tenant and the operation of any businesses conducted from the Premises; provided, however, that any design and construction items that were not in compliance with ADA and other applicable laws and regulations as of the Commencement Date shall continue to be Landlord’s responsibility. In the event of any changes to the ADA or other applicable statutes, or any rules or regulations promulgated pursuant thereto, that become effective after the Commencement Date of this Lease, Tenant shall be responsible, at its sole expense, for any necessary alterations or improvements to the Premises, and Landlord shall be responsible for any necessary alterations or improvements to the Building or any Common Areas; provided, however, that Landlord’s costs and expenses incurred in connection with any such alterations or improvements shall be conclusively deemed to be Operating Expenses, notwithstanding the classification of such costs and expenses as capital items and shall be amortized in accordance with generally accepted accounting practice; provided, however, that Landlord shall not include in Operating Expenses amortization of any ADA cost incurred solely for improvements to the leased premises of another tenant in the Project.

7.5 Rules and Regulations. Tenant shall at all times comply with the Declaration and with the rules and regulations for the Project. A copy of the rules and regulations in existence on the date of this Lease is attached hereto as Exhibit C, but Landlord reserves the right to reasonably amend the rules and regulations at any time by giving notice of amendment to Tenant, if Landlord determines such amendments to be to the best interests of the Building and its tenants. Tenant shall not be bound by any such amended rules and regulations until Tenant has received a written copy thereof. Landlord agrees that the rules and regulations shall be enforced in a uniform and non-discriminatory manner; provided, however, that Landlord shall not be liable to Tenant for Landlord’s failure to enforce the rules and regulations against any other tenants of the Project.

8. MAINTENANCE, REPAIRS AND ALTERATIONS.

8.1 Tenant’s Obligations.

(a) Tenant shall keep and maintain in good, sanitary order, condition, and repair (including replacement of parts and equipment if necessary) the non-structural portions of the Premises and every part thereof and any and all appurtenances thereto wherever located, including, without limitation, the interior surfaces of the exterior wall, the exterior and interior portion of all doors, door frames, door checks, windows (including window sashes, casements and frames), plate glass, storefront, Tenant’s signs, all plumbing and sewage facilities within the Premises (including free flow up to the main sewer line), fixtures, heating and air conditioning, and electrical systems exclusively serving the Premises (whether or not located in the Premises), fire sprinkler system, walls, floor and ceilings, and all other repairs, replacements (exclusive of replacements of capital items), renewals and restorations, interior and exterior, ordinary and extraordinary, foreseen and unforeseen, and all other work performed, and additions, alterations, and improvements installed by or on behalf of Tenant. Any glass in the Premises broken during the Term shall promptly be replaced by Tenant with glass of the same quality, size and kind. Subject to force majeure delays, if Tenant shall fail to replace same within seventy-two (72) hours after such glass is broken, Landlord shall have the right, but shall not be obligated, to replace such glass, in which event Tenant shall, promptly upon demand therefor by Landlord, reimburse Landlord for expenses incurred by Landlord in connection therewith.

(b) Landlord shall maintain the HVAC system of the Premises through a maintenance contract which will be procured by Landlord, and shall be subject to (i.e. not duplicative of) the manufacturer’s standard warranty for the HVAC system. Tenant hereby covenants and agrees that if, in accordance with Section 3.3, Landlord installs new heating, ventilating and air conditioning units as part of Landlord’s Work which have a warranty for not less than five (5) years on such HVAC system from the manufacturer thereof and assigns such warranty to Tenant (or agrees to enforce same for the benefit of Tenant), Tenant shall reimburse Landlord, upon demand and as Additional Rent, for Landlord’s costs of the HVAC maintenance contract (or Tenant’s equitable share of such costs, if such maintenance contract covers HVAC system(s) not serving the Premises). The parties acknowledge that throughout the initial Term and any Extension Term, subject to warranty coverage of such parts and components, which shall be promptly submitted and diligently asserted by Landlord, Tenant shall be responsible for payment to Landlord within thirty (30) days following Landlord written request and an invoice providing reasonable detail of the repair and part or component affected, as Additional Rent, of any part or component that may need repair or replacement for the HVAC System(s) which serve only the Premises.

(c) Tenant shall, at Tenant’s sole cost and expense, comply with all laws, rules, orders, ordinances, directions, regulations and legal requirements of federal, state, county or municipal governmental authorities now or hereafter affecting or applying to the Premises, including, without limitation, the Americans With Disabilities Act.

8.2 Condition on Termination. On the last day of the Term, or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to ordinary wear and tear, damage due to casualty, loss or alteration due to casualty, and any alterations to the Premises made by Landlord pursuant to its rights under Section 3 above, or alterations made as part of Tenant’s Work, as required to comply with applicable laws or otherwise not required to be removed by landlord in accordance with Section 8.6 below, “warehouse clean” and free of debris. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, alterations, furnishings and equipment, and shall leave all air lines, power panels, electrical distribution systems, lighting fixtures, HVAC systems, plumbing and fencing in good operating condition.

8.3 Landlord’s Rights. If Tenant fails to perform Tenant’s obligations under Section 8.1 or 8.2 or under any other provision of this Lease, Landlord may enter the Premises after five (5) business days’ prior written notice to Tenant (except in the case of emergency, in which case no notice shall be required) and perform such obligations on Tenant’s behalf and put the Premises in good order, condition and repair, and the cost thereof together with interest thereon from the date incurred at the maximum rate then allowed by law shall be due and payable as Additional Rent to Landlord together with Tenant’s next Base Rent installment; provided that if Tenant is reasonably attempting to perform such obligations and such performance cannot be completed in a commercially-reasonable manner during such five-business day period, Tenant shall have such additional time as is reasonably required to perform such obligations.

8.4 Landlord’s Obligations. Except for any Landlord’s Work set forth in Exhibit B and Sections 13 and 14 relating to damage and condemnation, the parties intend that Landlord shall have no obligation whatsoever to repair and maintain the non-structural components of the Premises or the equipment therein. Notwithstanding the foregoing, Landlord shall keep in good condition and repair the foundations, exterior walls, structural condition of interior bearing walls, and roof of the Building (and to keep all of the foregoing watertight at all times), as well as operate, maintain and repair all Common Areas of the Project in a first class manner comparable to other Class A industrial/office projects in the Carlsbad market, and all costs and expenses incurred by Landlord in connection therewith shall be included within Operating Expenses, subject to the exclusions contained in Section 2.16 above. Landlord shall have no obligation to make repairs under this Section until a reasonable time after receipt of written notice from Tenant of the need for such repairs.

8.5 Waiver; Self Help. Subject to Tenant’s self help rights expressly provided in this Section 8.5, Tenant expressly waives all rights to make repairs at the expense of Landlord or deduct any amounts from rent as provided in any statute or law in effect during the Term of this Lease, including its rights under the provisions of §1941 and §1942 of the CIVIL CODE of the State of California. Notwithstanding any provision in this Lease to the contrary, if Landlord shall fail to commence any repair obligations required under Section 8.4 above within thirty (30) days following Tenant’s written request for such repairs and thereafter complete such repairs with commercially reasonable due diligence, then Tenant may elect to make such repairs by complying with the following provisions of this 8.5. Before making any such repair, and following the expiration of the applicable period set forth above, Tenant shall deliver to Landlord a notice for the need for such repair (“Self Help Notice”), which notice shall specifically advise Landlord that Tenant intends to exercise its self-help rights hereunder. Should Landlord fail, within five (5) business days following receipt of the Self-Help Notice (or within two (2) business days following written notice in the event of necessary emergency repairs), to commence the necessary repair (or to make other reasonable arrangements), then Tenant shall have the right to make such repair on behalf of Landlord so long as such repair is performed in strict compliance with all applicable laws and restrictions of record and the total cost of such repair does not exceed an amount equal to two (2) months of Tenant’s then-current Base Rent. Any sums expended by Tenant pursuant to the provisions of this Paragraph 8.5 without Landlord’s express written prior consent shall be at Tenant’s risk. Landlord agrees that Tenant will have access to areas of the Building outside the Premises to the extent necessary to perform the work contemplated by this Section 8.5. In the event Tenant properly takes such action in accordance with this Section 8.5, Tenant may utilize the services of any qualified contractor which normally and regularly performs similar work in comparable buildings in the area of the Project. Tenant shall provide Landlord with a reasonably detailed invoice together with reasonable supporting evidence of the costs reasonably and actually incurred in performing such repairs. Landlord shall either reimburse Tenant for the reasonable costs of such repairs plus a fifteen percent (15%) administration fee within thirty (30) days following receipt of Tenant’s invoice for such costs or deliver a written objection stating with specificity the reasons Landlord disputes Tenant’s actions or the costs incurred. If Landlord delivers to Tenant, within such thirty (30) day period, a written objection to the payment of such invoice, setting forth Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive if the only objection is to the costs incurred), then Tenant shall not be entitled to offset any amount from rent, but as Tenant’s sole remedy, the dispute shall be resolved by arbitration in accordance with Section 28 of this Lease. Tenant shall be responsible for obtaining any necessary governmental permits before commencing the repair work. Tenant shall be liable for any damage, loss or injury resulting from said work.

8.6 Alterations and Additions.

(a) Except as provided in paragraph 8.6(d) below, Tenant shall not, without Landlord’s prior written consent which shall not be unreasonably withheld, make any alterations, improvements, additions, or Utility Installations in, to or about the Premises. Tenant shall make no change or alteration to the exterior of the Building without Landlord’s prior written consent, which consent may be withheld for any reason in Landlord’s sole discretion and which may at Landlord’s discretion be conditioned upon Tenant’s providing Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half (1 1/2) times the cost of the work. As used in this Section, the term “Utility Installations” shall mean carpeting, window coverings, air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing and fencing. Landlord may require at the time of giving its consent to any alterations, improvements, additions or Utility Installations to the Premises requested by Tenant that Tenant remove, prior to the expiration of the Term, any or all of such requested alterations, improvements, additions or Utility Installations (provided that Tenant shall not be required to remove any alterations, improvements, additions or Utility Installations that are made by Tenant as part of the original Tenant Improvements), and following such removal Tenant shall repair any damage to the Premises or the Common Areas caused by such removal. With the exception of Cosmetic Alterations (as defined in Section 8.6(d) below), should Tenant make any alterations, improvements, additions or Utility Installations without the prior approval of Landlord, Landlord may, at any time during the Term of this lease, require that Tenant remove any or all of the same.

(b) Except for improvements to be accomplished by Landlord at its expense, if any, Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Building or any interest therein. Tenant shall give Landlord not less than ten days’ notice prior to the commencement of any work in the Premises, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Building as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Building, upon the condition that if Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one-half (1 1/2) times the amount of such contested lien, claim or demand, indemnifying Landlord against liability for such claim or lien and for all costs of defense thereof, of obtaining the release of any lien, and of making the Building free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord’s attorneys’ fees and costs in participating in such action if Landlord shall decide it is in Landlord’s best interest to do so. In any event, Landlord may pay the lien claim prior to the enforcement thereof, in which event Tenant shall reimburse Landlord in full, including attorneys’ fees for any such expense, as Additional Rent, with the next due rents.

(c) All alterations, improvements, additions and Utility Installations (exclusive of all trade fixtures of Tenant) which may be made on the Premises, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the expiration of the Lease term, unless Landlord requires their removal as a condition contained in Landlord’s written consent. Notwithstanding the provisions of this Section 8.6, Tenant’s machinery and equipment (other than Utility Installations), other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or the Building, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 8.2.

(d) Notwithstanding anything to the contrary contained herein, Tenant may make changes to the Premises (the “Pre-Approved Alterations”) without Landlord’s consent, provided that the aggregate cost of any such Pre-Approved Alterations does not exceed (i) Twenty-Five Thousand and No/100 Dollars ($25,000.00) per work of alteration, or (ii) Seventy-Five Thousand and No/100 Dollars ($75,000.00) in the aggregate in any twelve (12) month period, and further provided that such Pre-Approved Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, nor adversely affect, the systems and equipment of the Building, and (iii) affect the exterior appearance of the Building. Tenant shall give Landlord at least ten (10) business days prior notice of such Pre-Approved Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this paragraph 8.6(d). Unless Tenant requests Landlord’s determination of whether such Pre-Approved Alterations be removed upon Tenant’s surrender of the Premises at the time such alterations are made, and Landlord waives the requirement for their removal at the time such request is made, such Pre-Approved Alterations shall be removed as part of Tenant’s surrender obligations.

9. TAXES.

9.1 Real Property Taxes. Landlord shall pay all Real Property Taxes with respect to the Building and the Project, which shall be included in Operating Expenses. If the Premises are separately assessed, or included within an assessor’s parcel that does not encompass the entire Project, Landlord shall adjust Tenant’s Share of Operating Expenses as it relates to Real Property Taxes, to reflect the proportion between the area of the Premises and the total area of the assessor’s parcel encompassing the Premises. Tenant may, upon the receipt of prior written approval of Landlord, such approval not to be unreasonably withheld, contest any Real Estate Taxes against the Project and attempt to obtain a reduction in the assessed valuation of the Project for the purpose of reducing any such tax assessment. In the event Landlord approves, and upon the request of Tenant, but without expense or liability to Landlord, Landlord shall cooperate with Tenant and execute any document which may be reasonably necessary and proper for any proceeding. If a tax reduction is obtained, there shall be a subsequent reduction in Tenant’s Real Estate Taxes for such year, and any excess payments by Tenant shall be refunded by Landlord, without interest, when all refunds to which Landlord is entitled from the taxing authority with respect to such year have been received by Landlord. In the event Landlord desires to contest any Real Estate Taxes, Tenant agrees to cooperate with Landlord and execute any document which may be reasonably necessary and proper for any proceeding, at no cost to Tenant. Tenant shall not be liable for increases in Real Estate Taxes attributable to additional improvements to expand the rentable area of the Project.

9.2 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere. When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten days after a receipt of a written statement setting forth the taxes applicable to Tenant’s property.

10. UTILITIES. Landlord represents that the Premises is improved with separately metered connections for the distribution of water, gas and electricity to the Premises, and such systems and the sanitary sewer systems of the Premises are in good working order. Tenant shall be solely responsible for, and shall arrange for, any costs associated with Tenant’s required upgrades to the existing utilities systems of the Premises and Tenant shall promptly pay all charges for any utility used upon or furnished to the Premises. In the event any such utility is not separately metered from Common Area utilities, Tenant shall pay its share of the cost thereof, as equitably determined by Landlord, as Additional Rent, as part of Operating Expenses. In this regard, Tenant acknowledges and agrees that if Tenant’s use of the Premises results in a disproportionately heavy use of water or other commonly metered utilities, then Landlord, at Landlord’s discretion, and in a reasonable and equitable manner, may adjust Tenant’s Share of Operating Expenses to reflect such disproportionately heavy use. Landlord does not warrant that any services Landlord supplies will not be interrupted, e.g., because of accidents, repairs, alterations, improvements or any reason beyond the reasonable control of Landlord, and no such interruption (unless attributable to Landlord’s sole active negligence or willful misconduct) shall: (i) be considered an eviction or disturbance of Tenant’s use and possession of the Premises; (ii) entitle Tenant to terminate this Lease; (iii) make Landlord liable to Tenant for damages; (iv) abate Base Rent, Additional Rent or any other sums due hereunder; or (v) relieve Tenant from performing its obligations hereunder.

11. INSURANCE.

11.1 Liability Insurance–Tenant. Prior to the earlier of the Commencement Date or Tenant’s occupancy of the Premises, Tenant, at its own expense, shall obtain from and shall thereafter keep in force commercial general liability insurance applying to the use and occupancy of the Premises, or any areas adjacent thereto, and the business operated by Tenant or any other occupant on the Premises. Such insurance shall:

(a) be with a good and solvent insurance company authorized to do business in the State of California, having a minimum rating of A-:X in Best’s Insurance Guide;

(b) include broad form contractual liability coverage specifically insuring all of Tenant’s indemnity obligations under this Lease;

(c) have a minimum combined single limit of at least $1,000,000 for any one occurrence and $2,000,000 aggregate;

(d) be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, occurring during the policy term, and afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period;

(e) provide for severability of interests or a cross-liability provision or endorsement;

(f) be evidenced by a certificate of insurance naming Landlord as additional insured and provide that coverage is primary and non-contributing with any insurance carried by Landlord; and

(g) be endorsed to delete any liquor liability exclusion if Tenant will sell liquor on the Premises.

(h) include an endorsement stating that the policy limits apply “per location” if Tenant has more than one location;

(i) be endorsed to provide that it shall not be canceled without thirty (30) days prior written notice to Landlord.

(j) In addition, Tenant shall maintain automobile liability insurance with limits of not less than $1,000,000 per occurrence for any owned, non-owned or hired automobile exposures of the Tenant, if applicable.

Such insurance may be furnished by Tenant under a blanket policy, provided that such blanket policy references the Premises and guarantees that a minimum limit equal to the insurance amounts required by this Lease will be available specifically for the Premises. Deductible amounts under Tenant’s insurance policies shall be and remain the obligation of the Tenant, and Tenant agrees to use commercially reasonable efforts to ensure that no policy of insurance under this Section 11.1 shall provide for a deductible in excess of Ten Thousand Dollars ($10,000). The policy limits herein specified shall be increased from time to time upon written demand from Landlord, if circumstances reasonably justify such increases. Tenant shall furnish Landlord with a certificate of such insurance prior to the first to occur of the Commencement Date or Tenant’s Occupancy of the Premises, and, whenever requested, shall satisfy Landlord that such policy is in full force and effect. In the event Tenant fails to provide or keep in force any of the insurance required pursuant to this Section 11, then Landlord, in its discretion and without waiving any of its rights under this Lease, may provide such insurance, in which event the cost thereof shall be payable by Tenant to Landlord as Additional Rent on the first day of the calendar month immediately following demand therefor from Landlord.

11.2 Liability Insurance–Landlord. Landlord shall obtain and keep in force during the Term commercial general liability insurance, insuring against liability for injury to or death of persons and loss of or damage to property occurring in or on the Common Areas. Landlord’s liability insurance shall be in amount of not less than $2,000,000 combined single limit per occurrence for bodily and personal injury and property damage.

11.3 Property Insurance–Landlord.

(a) Landlord shall maintain in full force and effect at all times a standard policy or policies insuring against “all risk” perils (also known as “special perils”) covering the Building and other improvements owned by Landlord in the Project in an amount at least sufficient to avoid the effects of coinsurance provisions of the policy or policies (i.e., not less than ninety percent [90%] of the actual replacement cost of the Building and other improvements, without deduction for depreciation and excluding foundations, excavation costs and the cost of underground flues, pipes and drains, if such costs are properly excludable under coinsurance requirements). Such insurance shall be subject to commercially-reasonable deductible amounts, and shall include (i) a standard form of lender’s loss payable endorsement, issued to the holder or holders of a mortgage or deed of trust secured in whole or in part by the Building and the other property on which the insured improvements are located; (ii) at Landlord’s sole option, coverage for flood or earthquake or both; and (iii) rental income insurance equal to Base Rent and Operating Expenses for up to one year. In addition, Landlord shall obtain and keep in force during the Term such other insurance as Landlord deems advisable.

(b) Tenant shall pay for any increase in the property insurance of the Building or such other building or buildings if the increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this Section 11.3. If Tenant does or permits anyone under Tenant’s control to do anything in the Premises or about the Project in violation of this Lease, or if Tenant’s unusual activities or occupancy requirements in the Premises, and any such activities increase the cost of the insurance policies referred to in this Section 11.3, then Tenant shall within thirty (30) days after demand therefor by Landlord reimburse Landlord for any additional premiums attributable to any act or omission or operation of Tenant causing such increase in the cost of insurance. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.

11.4 Property Insurance–Tenant. Tenant shall pay for and shall maintain in full force and effect at all times, a standard policy insuring against “all risk” perils (also known as “special perils”), covering all exterior glass, whether plate or otherwise, and all interior glass, stock in trade, merchandise, trade fixtures, equipment and other personal property located in the Premises and used by Tenant in connection with its business. Tenant shall furnish Landlord with a duly executed certificate evidencing such coverage at the commencement of the Term and not less than thirty (30) days before the expiration of the term of such coverage.

11.5 Waiver of Subrogation. Each party hereby waives any and all rights of recovery against the other party hereto and its officers, agents, employees, or representatives, and Tenant hereby waives any rights it may have against any trust deed holder, for the loss, damage, or injury to property arising from any event which is covered by insurance against fire, vandalism, malicious mischief, and extended coverage, and such other perils as are from time to time included in the “all risk” insurance policy(ies) carried by Landlord and Tenant pursuant to this Section 11, provided that such waiver shall apply only to the extent of any recovery by the injured party under such insurance. In the event the other party is a self-insurer (as may be permitted herein), such waiver shall be to the limit of that insurance required to be carried hereunder. Each party hereto, on behalf of its respective insurance companies hereby waives, to the extent of any recovery under any such insurance policies, any right of subrogation that one may have against the other, and Tenant, on behalf of its insurance companies, hereby waives any right of subrogation which such insurer may have against any trust deed holder. Each party hereto shall cause its respective insurance policies to contain endorsements evidencing such waivers of subrogation. The foregoing releases and waivers of subrogation shall be operative only so long as same shall neither preclude the obtaining of insurance nor diminish, reduce or impair the liability of any insurer. In the event that a waiver of subrogation cannot be obtained, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved.

12. WAIVER AND INDEMNITY.

12.1 Waiver and Exemption of Landlord From Liability. Tenant hereby agrees that except for damage or injury resulting from Landlord’s sole active negligence or willful misconduct, Landlord shall not be liable for injury to Tenant’s business or any loss of income, including damage to the goods, wares, merchandise or other property of Tenant or of Tenant’s employees, invitees, customers, or any other person in or about the Premises, or the Common Areas. Landlord shall not be liable, except when the damage or injury is a result of Landlord’s sole active negligence or willful misconduct, for injury to the person of Tenant, Tenant’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or from any other cause, whether said damage or injury results from conditions arising upon the Premises, or the Common Areas or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant or use of the Project or from the failure of Landlord to enforce the provisions of any other lease in the Project. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property of Tenant or injury to persons, in, upon or about the Premises and elsewhere arising from the above or any other causes (except to the extent arising from Landlord’s sole active negligence or willful misconduct), and Tenant hereby waives all claims in respect thereof against Landlord.

12.2 Tenant’s Indemnity. Tenant shall indemnify, protect, defend, and hold Landlord and Landlord’s officers, directors, employees and agents (collectively, “representatives”) harmless from and against any and all claims, actions, demands, proceedings, losses, damages, costs of any kind or character (including reasonable attorneys’ fees and court costs), expenses, liabilities, judgments, fines, penalties, or interest (collectively, “Losses”), arising from or out of Tenant’s use of the Premises, or from the conduct of Tenant’s business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises or elsewhere in the Project. Tenant shall also indemnify, protect, defend, and hold Landlord and Landlord’s representatives harmless from and against any and all Losses arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or omission of Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses and liabilities reasonably incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord or any of Landlord’s representatives by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense. Neither termination of this Lease nor completion of the acts to be performed under this Lease shall release Tenant from its obligations to defend or indemnify Landlord as required hereunder so long as the event upon which any such Loss is predicated shall have occurred prior to the effective date of any such termination or completion.

12.3 Landlord’s Indemnity. Landlord shall defend, indemnify and hold Tenant and Tenant’s representatives harmless from and against any and all Losses arising in any way from (i) the sole active negligence or willful misconduct of Landlord; or (ii) any breach or default in the performance of any obligation on Landlord’s part to be performed under this Lease. Landlord upon notice from Tenant shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant and Tenant shall cooperate with Landlord in such defense. Neither termination of this Lease nor completion of the acts to be performed under this Lease shall release Landlord from its obligations to defend or indemnify Tenant as required hereunder so long as the event upon which any such Loss is predicated shall have occurred prior to the effective date of any such termination or completion.

13. DAMAGE AND DESTRUCTION.

13.1 Definitions.

(a) “Partial Damage” shall mean if the Premises are damaged or destroyed to the extent that the cost of repair is less than fifty percent (50%) of the then replacement cost of the Premises, and the reasonably-estimated period between the event of damage or destruction and completion of repairs is less than or equal to two hundred ten (210) days.

(b) “Total Destruction” shall mean if the Premises are damaged or destroyed to the extent that the cost of repair is fifty percent (50%) or more of the then replacement cost of the Premises, or the reasonably-estimated period between the event of damage or destruction and completion of repairs is longer than two hundred ten (210) days.

(c) “Insured Loss” shall mean damage or destruction which was covered by an event required to be covered by the insurance described in Section 11.3. The fact that an Insured Loss has a deductible amount shall not make the loss an uninsured loss.

(d) “Replacement Cost” shall mean the amount of money necessary to be spent in order to repair or rebuild the damaged area to the condition that existed immediately prior to the damage occurring, excluding all improvements made by tenants.

13.2 Partial Damage.

(a) Insured Loss: Subject to the provisions of Sections 13.4 and 13.5, if at any time during the Term there is damage which is an Insured Loss and which falls into the classification of Partial Damage, then Landlord shall, at Landlord’s expense, repair such damage to the Premises, but not Tenant’s fixtures or equipment, as soon as reasonably possible and this Lease shall continue in full force and effect. In no event, however, shall Landlord be obligated to spend for such repairs more than the amount of available insurance proceeds, plus the amount of any deductible elected by Landlord.

(b) Uninsured Loss: Subject to the provisions of Sections 13.4 and 13.5, if at any time during the Term there is damage which is not an Insured Loss and which falls within the classification of Partial Damage, unless caused by a negligent or willful act of Tenant (in which event Tenant shall make the repairs at Tenant’s expense), which damage causes substantial interference with the normal conduct of Tenant’s business, Landlord may at Landlord’s option either (i) repair such damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Tenant within thirty days after the date of the occurrence of such damage of Landlord’s intention to cancel and terminate this Lease as of the date of the occurrence of such damage. In the event Landlord elects to give such notice of Landlord’s intention to cancel and terminate this Lease, Tenant shall have the right within ten days after the receipt of such notice to give written notice to Landlord of Tenant’s intention to repair such damage at Tenant’s expense, without reimbursement from Landlord, in which event this Lease shall continue in full force and effect, and Tenant shall proceed to make such repairs as soon as reasonably possible. If Tenant does not give such notice within such ten-day period this Lease shall be canceled and terminated as of the date of the occurrence of such damage.

13.3 Total Destruction. Subject to the provisions of Sections 13.4 and 13.5, if at any time during the Term there is damage, whether or not it is an Insured Loss, which falls into the classification of Total Destruction, then Landlord may at Landlord’s option by written notice to Tenant given within thirty (30) days following the event of Total Destruction either (i) notify Tenant in writing of the reasonably estimated duration of Landlord’s repairs, and repair such damage or destruction, but not Tenant’s fixtures, equipment or tenant improvements (except for tenant improvements owned by Landlord), as soon as reasonably possible at Landlord’s expense, and this Lease shall continue in full force and effect, or (ii) notify Tenant of Landlord’s intention to cancel and terminate this Lease, in which case this Lease shall be canceled and terminated as of the date of the occurrence of such damage. Notwithstanding clause (i) of the preceding sentence, if Landlord’s reasonable estimate of the duration of repairs is that such repairs shall not be completed within two hundred ten (210) days of the occurrence of the event of Total Destruction, the Tenant may within thirty days following receipt of Landlord’s notice terminate this Lease effective as of the date of Total Destruction.

13.4 Damage Near End of Term. Subject to the following sentence, if at any time during the last year of the Term of this Lease as extended from time to time there is substantial damage, whether or not an Insured Loss, which falls within the classification of Partial Damage, either Landlord or Tenant may at its option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to the other party to this Lease of such election within thirty days after the date of occurrence of such damage. Notwithstanding the foregoing, in the event that Tenant has an option to extend or renew this Lease, and the time within which said option may be exercised has not yet expired, Tenant may only exercise such option, if it is to be exercised at all, no later than thirty days after the occurrence of an Insured Loss falling within the classification of Partial Damage during the last year of the Term. If Tenant duly exercises such option during the thirty day period, Landlord shall, at Landlord’s expense, repair such damage, but not Tenant’s fixtures, equipment or tenant improvements, as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that in no event shall Landlord be obligated to spend for such repairs more than the amount of available insurance proceeds, plus the amount of any deductible elected by Landlord. If Tenant fails to exercise such option during the thirty day period, then Landlord may at Landlord’s option terminate and cancel this Lease as of the date of the occurrence of such damage.

13.5 Abatement of Rent. In the event Landlord repairs or restores the Premises pursuant to the provisions of this Section 13, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant’s normal and customary use of the Premises is impaired. Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration, except to the extent caused by Landlord’s sole active negligence or willful misconduct.

13.6 Waiver. Landlord and Tenant waive the provisions of any statutes which relate to termination of leases when leased property is destroyed and agree that such event shall be governed by the terms of this Lease.

14. CONDEMNATION.

14.1 Total Condemnation of Premises. If the whole of the Premises shall be taken by any public authority under condemnation, the power of eminent domain, or by a sale in lieu thereof under threat of condemnation (collectively “taking” or “taken” as the case may be), or if as a result of any taking of a portion of the Premises or the Common Areas, the Tenant’s use of the Premises (or the balance of the Premises) for the purposes for which they were leased is substantially impaired, then the Term shall cease as of the day of possession pursuant to such taking, and the Rent shall be paid up to that day. Landlord shall refund such rent as may have been paid in advance for the period subsequent to the date of such possession.

14.2 Partial Condemnation.

(a) If less than the whole but more than twenty percent (20%) of the Premises shall be taken, Tenant shall have the right to terminate this Lease or, subject to Landlord’s right of termination as set forth in Section 14.2(b), to continue in possession of the remainder of the Premises and shall notify Landlord in writing within ten (10) days after notice of such taking of Tenant’s intention. If twenty percent (20%) or less of the Premises shall be so taken, the Term shall cease with respect to the part so taken as of the day possession shall be taken, and Tenant shall pay rent up to that day for the part so taken.

(b) If more than twenty percent (20%) of the Building or more than twenty percent (20%) of the Premises shall be taken, Landlord may, by notice to Tenant delivered on or before the date surrendering possession, terminate this Lease.

(c) In the event this Lease is not so terminated, Tenant shall remain in the portion of the Premises not so taken, and all of the terms, provisions, covenants, conditions, and agreements contained herein shall continue in effect with respect to the portion not so taken, except that Base Rent shall be reduced in proportion to the amount of the Premises taken, and Landlord shall, to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. Tenant shall pay any amount in excess of such severance damages required to complete such repair.

14.3 Landlord’s and Tenant’s Damages. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any award for loss of or damage to Tenant’s trade fixtures, moving costs and removable personal property to the extent separately awarded. Without limiting the foregoing, provided the same are the subject of a separate award to Tenant, Tenant shall have the right to any award which compensates Tenant for (i) any of Tenant’s own personal property, tenant fixtures or tenant improvements so taken or acquired, (ii) Tenant’s status as a “displaced person” pursuant to California GOVERNMENT CODE §7262, and (iii) any loss of goodwill as the owner of a business pursuant to California CODE OF CIVIL PROCEDURE §1263.510. Tenant shall have the right to negotiate its award separately with the condemning authority; provided, however, that Tenant’s right to pursue its claim shall be subordinate to the right of Landlord’s first lien mortgagee to the extent required to discharge the first lien mortgage after application of Landlord’s award.

14.4 Waiver. This Article 14 is in lieu of, and Tenant hereby expressly waives any rights it may have under, any statute governing the condemnation of the Premises, including §1932 and §1933 of the California CIVIL CODE and §1265.130 of the California CODE OF CIVIL PROCEDURE.

15. ASSIGNMENT AND SUBLETTING.

15.1 Landlord’s Consent Required. With the exception of the Permitted Transfers described in Section 15.8 below, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in the Lease or in the Premises, without Landlord’s prior written consent, which shall not be unreasonably withheld. Any attempted assignment, transfer, mortgage, encumbrance or sublease without such consent shall be void, and shall constitute a breach of this Lease without the need for notice to Tenant. The sale or transfer of more than 25% of the ownership of Tenant (unless Tenant is a publicly traded corporation) shall be deemed an assignment for purposes of this provision. None of the foregoing shall be interpreted to preclude Tenant permitting the use or occupancy of the Premises by representatives or employees of any entity which is then performing services related to Tenant’s business as long as the use or occupancy of the Premises by such representatives or employees is not otherwise a subterfuge to avoid Tenant’s assignment and subletting obligations under this Section 15, including, but not limited to vendors providing outsourced services, such as warehouse management services on or at the Premises.

15.2 Procedure. In the event Tenant wishes to sublet or assign the Premises, or any portion thereof, requiring Landlord’s consent, Tenant shall submit in writing to Landlord (i) the name of the proposed sublessee or assignee, (ii) a statement describing the nature of the business to be carried on in the Premises, (iii) a copy of the proposed sublease or assignment, including all terms and conditions thereof, (iv) Landlord’s lease application form, completed by the proposed assignee or sublessee, (v) financial statements for the proposed assignee or sublessee, which shall include, at a minimum, prior year and year to date (current to within six months) balance sheets, income and expense statements and sources and uses of cash statements, and (vi) such other financial information regarding such sublessee or assignee as Landlord shall reasonably request. Tenant shall also submit an application fee of five hundred dollars ($500.00) toward handling administrative costs in reviewing and processing the requested transfer. Landlord shall consent or object to any proposed assignment or sublease within fifteen (15) days of receipt of items (i) through (v) above. Landlord’s failure to respond within such thirty (30) day period shall be deemed Landlord’s consent hereunder.

15.3 Provisions Applicable to Both Assignment and Subletting.

(a) No sublessee or assignee shall further assign or sublet all or any part of the Premises without Landlord’s prior written consent.

(b) The consent by Landlord to any assignment or sublease shall not constitute a consent to any subsequent assignment or sublease by Tenant or to any assignment or sublease by the sublessee. However, Landlord may consent to subsequent subleases and assignments of the sublease or any amendments or modifications thereto, provided Landlord notifies Tenant or anyone else liable on the Lease or sublease and Landlord shall obtain their consent thereto.

(c) If Tenant subleases the Premises or any part of it or assigns any of its rights under this Lease in and to the Premises, fifty percent (50%) of all rents paid by the sublessee or assignee which are in excess of (i) the amount of Base Rent and Additional Rent then payable by Tenant under this Lease, and (ii) any reasonable costs actually incurred by the Tenant to sublease or assign the Premises shall be the property of and shall be paid to Landlord. Any sublease or assignment which does not provide for the payment of fifty percent (50%) of such excess rent (less the costs described above) to Landlord shall be deemed to be null and void. The parties acknowledge that the provisions of this Section are a material inducement for Landlord’s execution of this Lease and that Tenant has represented and warranted that its sole purpose for entering into this Lease is to obtain possession of the Premises and not to generate revenues from the leasing or subleasing of any portion of the Premises.

(d) In the event of any default under this Lease, Landlord may proceed directly against Tenant without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord or Tenant.

15.4 Provisions Applicable to Subletting. Regardless of Landlord’s consent, the following terms and conditions shall apply to any sublease by Tenant of all or any part of the Premises and shall be included in subleases.

(a) Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease made by Tenant, and Landlord may collect such rent and income and apply the same toward Tenant’s obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of any assignment of such sublease to Landlord or by reason of the collection of the rents from a sublessee, be deemed liable to the sublessee for any failure of Tenant to perform and comply with any of Tenant’s obligations to such sublessee under such sublease. Tenant hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due and to become due under the sublease. Tenant agrees that such sublessee shall have the right to rely upon any such statement and request from Landlord, and that such sublessee shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right or claim against such sublessee or Landlord for any such rents so paid by said sublessee to Landlord.

(b) With the exception of the Permitted Transfers, no sublease entered into by Tenant shall be effective unless and until it has been approved in writing by Landlord. By entering into a sublease, any sublessee shall be deemed, for the benefit of Landlord, to have assumed and agreed to comply with all of Tenant’s obligation hereunder, except to the extent such obligations are contrary to or inconsistent with provisions contained in a sublease to which Landlord has expressly consented in writing.

(c) Landlord’s written consent to any sublease of the Premises by Tenant shall not constitute an acknowledgment that no default then exists under this Lease of the obligations to be performed by Tenant nor shall such consent be deemed a waiver of any then existing default, except as may be otherwise stated by Landlord at the time in writing.

(d) With respect to any sublease to which Landlord has consented, Landlord agrees to deliver a copy of any notice of default by Tenant to the sublessee. Such sublessee shall have the right to cure a default of Tenant within ten days after service of said notice of default upon such sublessee, and the sublessee shall have a right of reimbursement and offset from and against Tenant for any such defaults cured by the sublessee.

(e) If Tenant’s obligations under this Lease have been guaranteed by third parties, then a sublease, and Landlord’s consent thereto, shall not be effective unless said guarantors give their written consent to such sublease and the terms thereof.

(f) The consent by Landlord to any sublease shall not release Tenant from its obligations or alter the primary liability of Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under this Lease.

(g) In the event Tenant shall default in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any sublessee to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such sublessee to Tenant or for any other prior defaults of Tenant under such sublease.

(h) Each and every consent required of Tenant under a sublease shall also require the consent of Landlord.

15.5 Attorneys’ Fees. In the event Tenant shall assign or sublet the Premises or request the consent of Landlord to any assignment or sublease or if Tenant shall request the consent of Landlord for any act Tenant proposes to do (for which Landlord actually incurs attorneys’ fees), then Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection therewith, such attorneys’ fees not to exceed $500.00 for each such request.

15.6 Continuing Liability of Tenant. No transfer permitted by this Section shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Section. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant of its liability under this Lease.

15.7 Effect of Termination. In the event of Tenant’s surrender of this Lease or the termination of this Lease in any other manner, Landlord may, at its option, either terminate any or all subtenancies or succeed to the interest of Tenant as sublessor thereunder. No merger shall result from Tenant’s sublease of the Premises under this Section, Tenant’s surrender of this Lease or the termination of this Lease in any other manner.

15.8 Permitted Transfers. Notwithstanding anything to the contrary in this Section 15, Tenant may assign this Lease or sublet the Premises, or any portion thereof (each, a “Permitted Transfer”), without Landlord’s consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all or substantially all of the assets of Tenant’s business (or all or substantially all of the equity interests in Tenant) as a going concern (each, a “Permitted Transferee”). “Control,” as used in this Section 15.8, shall mean the possession of the power to direct or cause the direction of the management or policies of an entity, whether through ownership or voting securities, or by contract or otherwise. In addition to the Permitted Transfers described above, provided that Tenant is not in Default at the time of entering into any such subleases and upon written notice to Landlord, but without Landlord’s consent, Tenant may, during the first two (2) Lease Years, sublet up to twenty-five thousand (25,000) rentable square feet of the Premises in the aggregate, to no more than two (2) subtenants at any one time, for a sublease term not to exceed five (5) years (the “Special Subletting(s)”), provided that any alterations to accommodate such Special Sublettings shall require Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed), and the business operated by such subtenant(s) is consistent with the quality of the Project as a first class industrial/office project. In addition, Landlord agrees that such Special Subletting by Tenant will constitute a “Permitted Transfer” of Tenant’s interest in the Premises for the purposes of this Section 15.

15.9 Tenant’s Lenders. Tenant shall have the right from time to time to grant and assign a mortgage or other security interest in all of Tenant’s furnishings, furniture, equipment, machinery, and other personal property located in or at the Premises or the Adjacent Premises (as defined below), and Landlord agrees to promptly execute, at Tenant’s sole cost and expense, waiver forms substantially in the form attached hereto as Exhibit F, for each of the Premises and the Adjacent Premises releasing liens in favor of any line of credit lienholder, or any purchase money seller, lessor or lender who has financed or may finance in the future such items.

16. DEFAULT BY TENANT; REMEDIES.

16.1 Events of Default. The occurrence of any of the following (each, a “Default”) shall constitute a material breach or default by Tenant of its obligations hereunder:

(a) Failure by Tenant to pay rent when due if the failure continues for three (3) days after notice has been given to Tenant that the rent is delinquent.

(b) Failure by Tenant to perform any provision of this Lease required of it other than clause (a) above if the failure is not cured within ten (10) business days after notice has been given to Tenant. If, however, the failure cannot reasonably be cured within the cure period, Tenant shall not be in default of this Lease if Tenant commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure.

(c) To the extent permitted by law, a general assignment by Tenant or any Guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any Guarantor of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any Guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any Guarantor, unless possession is restored to Tenant or such Guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty days (each, an “Insolvency Event”).

16.2 Default Notices. Notices given under this Section will specify the alleged failure or breach and the applicable Lease provisions; and shall demand that Tenant perform the provisions of this Lease or pay the rent that is delinquent, as the case may be, within the applicable period of time or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice. The purpose of the notice requirements in this Section is to extend the notice requirements of the unlawful detainer statutes. Such notice shall, however, be in lieu of and not in addition to any notice required under the unlawful detainer statutes.

16.3 Landlord’s Remedies. Landlord shall have the below listed remedies if Tenant commits a default. These remedies are not exclusive; they are cumulative to any remedies now or later allowed by law.

(a) Landlord may terminate Tenant’s right to possession of the Premises at any time. No act by Landlord other than giving notice of termination to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord shall have the right to recover from Tenant:

(i) The worth at the time of the award of the unpaid rent that had been earned at the time of termination of this Lease;

(ii) The worth at the time of the award of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of the award of the amount by which unpaid rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and (iv) Any other amount, including reasonable attorneys’ fees and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default or which in the ordinary course of things would be likely to result therefrom.

The phrase “worth at the time of the award” as used in clauses (i) and (ii) above is to be computed by allowing interest at the rate of twelve percent (12%) per annum, but not to exceed the then legal rate of interest. The same phrase as used in clause (iii) above is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

(b) Landlord may exercise the remedy provided in California CIVIL CODE §1951.4, that is, Landlord may continue this Lease in full force and effect, and collect Base Rent and Operating Expenses as they become due, so long as Landlord does not terminate Tenant’s right to possession pursuant to Section 16.3(a) above. During the period that Tenant is in default, Landlord may enter the Premises and relet them or any part of them, to third parties for Tenant’s account, for a shorter or longer term than the Term of this Lease, and for such rental and on such other terms as Landlord, in its sole discretion, shall deem advisable and Tenant shall be immediately liable to Landlord for all costs which Landlord incurs in reletting the Premises, including, without limitation, broker’s commissions, advertising expenses, the cost of remodeling the Premises which may be required for reletting, and all such similar costs. No act by Landlord pursuant to this Section shall terminate this Lease unless Landlord shall notify Tenant that it elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the Premises, Tenant shall have the right to assign its interest in the Lease upon the reasonable prior consent of Landlord; provided, however, that Tenant shall not be released from any liability under this Lease as a result of such assignment.

(c) Landlord may, after expiration of any applicable cure period, unless there is an emergency (in which case Landlord need not wait), correct or remedy any failure of Tenant not timely cured. The reasonable cost paid by Landlord to correct or remedy any such default will immediately become due and payable to Landlord as additional rent.

(d) Nothing contained in this Lease shall limit Landlord to the remedies specifically set forth in this Section 16.3. Upon Tenant’s default or breach, Landlord shall be entitled to exercise any right or remedy then provided by law, including without limitation the right to obtain injunctive relief and the right to recover all damages caused by Tenant’s default or breach in the performance of any of its obligations under this Lease.

16.4 Interest. Any amount owed to Landlord under the terms and provisions of this Lease which is not paid when due shall bear interest at the highest rate allowed by applicable law from the date the same becomes due and payable by the terms and provisions of this Lease until paid, unless otherwise specifically provided in this Lease.

16.5 Mitigation. Efforts by Landlord to mitigate damages caused by Tenant’s breach shall not be construed as a waiver of Landlord’s right to recover damages.

16.6 Right of Landlord to Re-Enter. In the event of any termination of this Lease, Landlord shall have the immediate right to enter upon and repossess the Premises, and any personal property of Tenant may be removed from the Premises and stored in any public warehouse at the risk and expense of Tenant.

16.7 Recapturable Expenses. Tenant acknowledges that Landlord has undertaken or may undertake certain expenses in connection with the Lease, which shall consist of the following: brokerage commissions and abated rent (“Recapturable Expenses”). Notwithstanding any provision or implication to the contrary in this Lease, in the event of premature termination of the Term of this Lease pursuant to Section 16.3(a) following Tenant’s default, there shall be immediately due and payable from Tenant, as Additional Rent which has been fully earned at the time of termination, the unamortized portion of the Recapturable Expenses actually incurred by Landlord. For purposes of this Section, the unamortized portion of the Recapturable Expenses shall be determined by multiplying the total Recapturable Expenses actually incurred by Landlord by a fraction, the numerator of which is the number of months remaining in the Term following premature termination in which unabated Base Rent would have been payable to Landlord pursuant to the Lease, and the denominator of which is the total number of months in the Term, both before and after the premature termination, in which unabated Base Rent was paid or would have been payable to Landlord had the Lease not been terminated. Notwithstanding anything to the contrary in this Section 16.7, the amount of Recapturable expenses shall not exceed $600,000. Any Recapturable Expenses due to Landlord in accordance with this Section shall be in addition to any sums otherwise recoverable pursuant to Section 16.3(a) of this Lease.

17. TENANT’S INSOLVENCY.

17.1 Applicability of Section. In addition to any rights or remedies of Landlord under the terms of this Lease, the following provisions shall specifically apply upon the occurrence of an Insolvency Event (as defined in Section 16.1(c) above).

17.2 Assumption Or Rejection Of Lease.

(a) Notwithstanding anything to the contrary contained herein, Tenant as debtor in possession and any receiver or trustee in bankruptcy for Tenant (collectively, “Tenant’s Trustee”) shall either assume or reject this Lease within sixty (60) days following the entry of an order for relief or within such earlier time as may be provided by applicable law.

(b) Notwithstanding anything to the contrary contained herein, in the event that this Lease is attempted to be assumed under the Bankruptcy Code by Tenant’s Trustee during the existence of any Default by Tenant, no such attempted assumption shall be effective unless and until Tenant’s Trustee: (i) cures, or provides adequate assurance that it will promptly cure, such Default; and (ii) compensates, or provides adequate assurance that it will promptly compensate, Landlord for any actual pecuniary loss to Landlord resulting from such Default; and (iii) provides adequate assurance of future performance of Tenant’s obligations and covenants under this Lease. Landlord shall be entitled to reimbursement from the estate of Tenant for all actual costs incurred by Landlord in considering any proposed assignee of the Lease pursuant to this Section 17.

(c) Tenant’s Trustee may assign this Lease pursuant to the provisions of the Bankruptcy Code only if: (A) Tenant’s Trustee assumes the Lease in accordance with the above provisions of this Section 17.2; and (B) the assignee of Tenant’s Trustee assumes all of the obligations arising under this Lease and provides adequate assurance of its future performance of Tenant’s obligations and covenants under this Lease (whether or not a Default has occurred under the Lease). Any such assignee shall, upon demand, execute and deliver to Landlord, an instrument confirming such assumption.

(d) For purposes of Section 17.2(b) and (c), the term “adequate assurance of future performance” shall include, without limitation, at least the following:

(i) Any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) in an amount sufficient to assure that the proposed assignee will have the resources to meet the financial responsibilities under this Lease, including the payment of all rent. The financial condition and resources of Tenant and any Guarantor(s) are material inducements to Landlord entering into this Lease.

(ii) In entering into this Lease, Landlord considered extensively Tenant’s permitted use and determined that such permitted business would add substantially to the tenant balance in the Project, and were it not for Tenant’s agreement to operate only Tenant’s permitted business on the Premises, Landlord would not have entered into this Lease. Landlord’s anticipated benefits from the lease of the Premises may be materially impaired if a trustee in bankruptcy or any assignee of this Lease operates any business other than Tenant’s permitted business.

(iii) Any assumption of this Lease by a proposed assignee shall not adversely affect Landlord’s relationship with any of the remaining tenants in the Premises, taking into consideration any and all other “use” clauses and/or “exclusivity” clauses which may then exist under their leases with Landlord.

(iv) Any proposed assignee must not be engaged in any business or activity which it will conduct on the Premises and which will subject the Premises to contamination by any Hazardous Materials.

(v) The percentage rent, if any, due under this Lease shall not decline substantially.

(vi) Any assumption or assignment of this Lease shall not breach substantially any provision in any other lease, financing agreement, or master agreement relating to the Project;

(vii) Any assumption or assignment of this Lease shall not alter or affect materially any other obligation or duty of Tenant nor be used to circumvent the remainder of the provisions of this Lease.

18. DEFAULT BY LANDLORD.

18.1 Landlord’s Default. Landlord shall be in default if Landlord fails to perform any provision of this Lease required of it and the failure is not cured within thirty (30) business days after notice has been given to Landlord. If, however, the failure cannot reasonably be cured within the cure period, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure. Notices given under this Section shall specify the alleged breach and the applicable Lease provisions. If Landlord shall at any time default beyond the applicable notice and cure period, Tenant shall have the right to cure such default on Landlord’s behalf. Any sums expended by Tenant in doing so, and all reasonably necessary incidental costs and expenses incurred in connection therewith, shall be payable by Landlord to Tenant within thirty days following demand therefor by Tenant; provided, however, that Tenant shall not be entitled to any deduction or setoff against any rent otherwise payable to Landlord under this Lease.

18.2 Notice to Mortgagee(s). Whenever Tenant serves notice on Landlord of Landlord’s default, written notice shall also be served at the same time upon the Mortgagee under any first- or second-priority Mortgage; provided, however, that Tenant shall have no obligation to provide such notice unless and until Tenant has received written notice of the Mortgagee’s existence and address. Such Mortgagee shall have the periods of time within which to cure Landlord’s defaults as are provided in Section 18.1, which periods shall commence to run thirty (30) days after the commencement of the periods within which Landlord must cure its defaults under Section 18.1. In this connection, any representative of the Mortgagee shall have the right to enter upon the Premises for the purpose of curing Landlord’s default. Such Mortgagee shall notify Landlord and Tenant of the address of such Mortgagee to which such notice shall be sent, and the agreements of Tenant under this Section are subject to prior receipt of such notice. If the nature of the default is such that the Mortgagee’s possession is required to cure the default, then Tenant will not terminate the Lease so long as such Mortgagee commences proceedings to obtain possession of the Premises within the period of time afforded to the Mortgagee to cure such default, and once the Mortgagee has obtained possession, diligently proceeds to cure the default. Nothing contained in this Lease shall be construed to impose any obligation on any Mortgagee to cure any default by Landlord under the Lease.

19. SUBORDINATION AND ESTOPPEL.

19.1 Subordination. Subject to the provisions of this Section 19, at the option and upon written declaration of Landlord, this Lease and the leasehold estate created hereby shall be subject, subordinate and inferior to the lien and charge of any Mortgage; provided, however, that this Lease shall not be subordinate to any Mortgage arising after the date of this Lease, or any renewal, extension or replacement thereof, unless and until Landlord provides Tenant with an agreement from the Mortgagee of the type normally provided by commercial lenders in southern California (“Non-Disturbance Agreement”), setting forth that so long as Tenant is not in Default hereunder, Landlord’s and Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld. Subject to the foregoing condition, (i) Landlord hereby expressly reserves the right, at its option and declaration, to place Mortgages upon and against the Premises and/or any part thereof, superior in lien and effect to this Lease and the estate created hereby, and (ii) Landlord shall be entitled to sign, acknowledge and record in the Office of the County Recorder of the County in which the Premises are situated, a declaration that this Lease and leasehold estate are subject, subordinate and inferior to any Mortgage placed or to be placed by Landlord upon or against the Premises and/or any part thereof (in favor of any Mortgagee, trustee or title insurance company insuring the interest of any such Mortgagee), recordation of which shall, of and by itself and without further notice to or act or agreement of Tenant, make this Lease and the estate created hereby subject, subordinate and inferior thereto. Notwithstanding the foregoing, Tenant shall, promptly following a request by Landlord and after receipt of the Non-Disturbance Agreement, execute and acknowledge any subordination agreement or other documents required to establish of record the priority of any such Mortgage over this Lease, so long as such agreement does not otherwise increase Tenant’s obligations or diminish Tenant’s rights hereunder.

19.2 Attornment. In the event of foreclosure of any Mortgage, whether superior or subordinate to this Lease, then (a) this Lease shall continue in force; (b) Tenant’s quiet possession shall not be disturbed if Tenant is not in Default hereunder; (c) Tenant shall attorn to and recognize the Mortgagee or purchaser at foreclosure sale (“New Owner”) as Tenant’s landlord for the remaining term of this Lease; and (d) the New Owner shall not be bound by (i) any payment of rent for more than one month in advance, (ii) any amendment, modification or ending of this Lease without the New Owner’s consent after the New Owner’s name is given to Tenant, unless the amendment, modification or ending is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent, or (iii) any liability for any act or omission of a prior Landlord. At the request of the New Owner, Tenant shall execute a new lease for the Premises, setting forth all of the provisions of this Lease except that the term of the new lease shall be for the balance of the Term; provided that Landlord shall reimburse the legal fees and costs incurred by Tenant in confirming the contents of the proposed replacement lease.

19.3 Estoppel Certificate. Tenant shall execute and deliver to Landlord, within ten days after receipt of Landlord’s request, any estoppel certificate or other statement to be furnished to any prospective purchaser of or any lender against the Premises. Such estoppel certificate shall acknowledge and certify each of the following matters, to the extent each may be true: that the Lease is in effect and not subject to any rental offsets, claims or defenses to its enforcement; the commencement and termination dates of the Term; that Tenant is paying rent on a current basis; that any Landlord’s Work required to be furnished under the Lease has been completed in all respects; that the Lease constitutes the entire agreement between Tenant and Landlord relating to the Premises; that Tenant has accepted the Premises and is in possession thereof; that the Lease has not been modified, altered or amended except in specified respects by specified instruments; and that Tenant has no notice of any prior assignment, hypothecation or pledge of rents or the Lease. Tenant shall also, upon request of Landlord, certify and agree for the benefit of any Mortgagee against the Premises or the Building that Tenant will not look to such Mortgagee: as being liable for any act or omission of Landlord; as being obligated to cure any defaults of Landlord under the Lease which occurred prior to the time Mortgagee, its successors or assigns, acquired Landlord’s interest in the Premises by foreclosure or otherwise; as being bound by any payment of Base Rent or Additional Rent by Tenant to Landlord for more than one month in advance; or as being bound by Landlord to any amendment or modification of the Lease without Mortgagee’s written consent.

19.4 Remedies. Failure of the Tenant to sign any statement or instrument delivered by Landlord or Mortgagee to effectuate the provisions of this Section 19 within ten (10) days after request to do so by Landlord shall constitute a material breach of this Lease.

20. HAZARDOUS MATERIALS.

20.1 Tenant’s Environmental Questionnaire. Tenant warrants and represents, and acknowledges that this Lease was entered into by Landlord in material reliance upon, the information set forth in the environmental questionnaire, in the form attached as Exhibit E, which was previously delivered by Tenant to Landlord.

20.2	Tenant’s Obligations.

(a) Tenant shall at all times and in all respects comply with all Hazardous Materials Laws, and shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of the Premises, including, without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises. Except as discharged into the sanitary sewer in strict accordance and conformity with all applicable Hazardous Materials Laws, Tenant shall cause any and all Hazardous Materials removed from the Premises to be removed and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes. Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials in, on, under or about the Premises in total conformity with all applicable Hazardous Materials Laws and prudent industry practices regarding management of such Hazardous Materials.

(b) Upon expiration or earlier termination of the Term, Tenant shall cause all Hazardous Materials to be removed from the Premises and transported for use, storage or disposal in accordance with and compliance with all applicable Hazardous Materials Laws.

(c) Except in the event of an emergency, Tenant shall not take any remedial action in response to the presence of any Hazardous Materials in or about the Premises, nor enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Materials in any way connected with the Premises, without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interest with respect thereto.

(d) Tenant shall immediately notify Landlord in writing of: (i) any enforcement, cleanup, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against Tenant or the Premises relating to damage, contribution, cost recovery compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith. Tenant shall also supply to Landlord as promptly as possible, and in any event within five business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations, relating in any way to the Premises or Tenant’s use thereof. Tenant shall promptly deliver to Landlord copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Premises.

20.3 Indemnity. With respect to Tenant’s use and occupancy of the Premises and Common Areas, Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord and each of Landlord’s officers, directors, shareholders, employees, agents, attorneys, successors and assigns (the “Landlord Parties”), free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys’ fees), for death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly, by (a) the presence in, on, under or about the Premises, or discharge in or from the Premises, of any Hazardous Materials excluding Hazardous Materials used, released or discharged by Landlord or any of the Landlord Parties or by any previous tenant of the Premises during Tenant’s occupancy thereof; (b) Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises; or (c) Tenant’s failure to comply with any Hazardous Materials Law. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of the Term. For purposes of the release and indemnity provisions hereof, any acts or omissions of Tenant, or by employees, agents, assignees, subtenants, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant.

21. NOTICE. All notices, demands or requests from one party to the other shall be in writing. Notices may be personally delivered, sent by Federal Express or other reputable express delivery service, sent by telecopier with first-class mail backup, or sent by certified mail, postage prepaid, to the addresses set forth at Section 1.18 or 1.19, as applicable. Notices shall be deemed received upon actual delivery to the addressee with respect to personal or express delivery service or telecopier, and three (3) days after deposit in the mails with respect to mailing. Each party shall have the right, from time to time, to designate a different address by notice given in conformity with this Section to the other party.

22. OTHER TERMS AND CONDITIONS.

22.1 Signage. Tenant shall have the exclusive right to all exterior signage on the Building, subject to Landlord’s right of prior approval that such exterior signage is in compliance with the Landlord’s signage plan attached as Exhibit D. Tenant shall have the right to install (a) Building top signage on the exterior of the Premises in a location selected by Tenant and subject to reasonable approval by Landlord, (b) signage on the exterior of the Premises adjacent to the Tenant Building main entrance, and (C) monument signage in the Common Areas at the driveway serving the Building, all at Tenant’s sole cost and expense and in compliance with applicable laws. Tenant shall not otherwise place or permit to be placed, any sign, advertisement, notice or other similar matter on the doors, windows, exterior walls, roof or other areas of the Premises which are open to the view of persons outside the Premises, except in accordance with Landlord’s signage plan which is attached as Exhibit D.

22.2 Parking. In connection with its use and occupancy of the Premises, Tenant shall have the right to park in the parking area of the Project, at no additional charge and on a non-reserved basis and on terms and conditions to be established by the Landlord from time to time during the Term, no more than the number of vehicles set forth in Section 1.17. The parking authorized by this Section shall be for personal transportation to and from the Premises, and not for long-term storage of automobiles or for short- or long-term storage of boats, trailers or recreational vehicles; provided, however, that Tenant shall have the right to park trucks and trailers within the designated shipping areas and at any loading docks of the Premises. Landlord reserves the right to designate certain parking areas in the Project as being for the exclusive use of other tenants of the Project as long as such exclusive spaces do not result in any reduction of Tenant’s parking rights under this Lease.

22.3 Site Plan. The site plan attached hereto as Exhibit A shows the approximate location of the Premises within the Project.

22.4 Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not (a) unreasonably interfere with Tenant’s normal conduct of its business on the Premises, (b) materially increase the costs associated with Tenant’s occupancy of the Premises, or (c) materially alter any rights of Tenant set forth elsewhere in this Lease. Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute a material default of this Lease by Tenant without the need for further notice to Tenant.

22.5 No Light, Air or View Easements. No diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building shall in any way affect this Lease or impose any liability on Landlord.

22.6 Security Measures. Tenant acknowledges that Landlord does not intend to provide guard service or other security measures for the benefit of the Premises. Tenant assumes all responsibility for the protection of Tenant, its agents, and invitees and the property of Tenant and of Tenant’s agents and invitees from acts of third parties, and assumes all risk in connection with any failure to provide or lack of such security measures. Tenant hereby waives any and all claims for damages to persons or property sustained by Tenant, or by any other person or entity, arising from, out of or in connection with, or alleged to arise from, out of or in connection with, Landlord’s not providing any security measure for the Premises or Project. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from providing security protection for the Project, in which event the costs thereof shall be included within Operating Expenses.

22.7 Holding Over By Tenant. Tenant agrees upon the expiration or termination of this Lease, immediately and peaceably to yield up and surrender the Premises; notice to quit or vacate is hereby expressly waived. Tenant shall be liable to Landlord for any and all damages incurred by Landlord as the result of any failure by Tenant to timely surrender possession of the Premises as required herein. If Tenant shall hold over after the expiration of this Lease for any cause, such holding over shall be deemed a tenancy at sufferance or, at the sole discretion of Landlord, a tenancy from month-to-month, in which event such month-to-month tenancy shall be upon the same terms, conditions and provisions set forth in this Lease, except that the monthly Base Rent shall be increased to an amount equal to one hundred twenty-five percent (125%) of the monthly Base Rent payable during the last full month immediately preceding such holding over for the first three (3) months, and thereafter one hundred fifty percent (150%) of the monthly Base Rent payable during the last full month preceding the holdover occupancy.

22.8 Landlord’s Right of Entry. Subject to Tenant’s reasonable security and safety requirements, Landlord and Landlord’s agents may enter upon the Premises at any reasonable time and upon at least 24 hours’ advance telephonic notice (except no notice shall be required in an emergency) to make such repairs, additions or improvements as Landlord shall deem necessary; to post such notices as Landlord may deem necessary to exempt Landlord and Landlord’s interest in the Building and Premises from responsibility on account of any work or repairs done by Tenant upon or in connection with the Premises; to inspect and examine the Premises and see that the covenants hereof are being kept and performed; or to exhibit the Premises to prospective purchasers, or within the last eighteen (18) months of the Term, prospective tenants.

22.9	Intentionally Omitted.

22.10 Furnishing of Financial Statements. Tenant acknowledges that Landlord entered into this Lease in reliance upon receiving current and periodic financial reports documenting the progress of Tenant’s business operations. Accordingly, if requested by Landlord or Landlord’s Mortgagee or prospective Mortgagees for purposes of financing the Project, Tenant shall deliver to Landlord, within ten (10) days after request therefor, financial statements reflecting Tenant’s current financial condition and financial statements for each of the two (2) years prior to the then-current fiscal year statement. Such statements shall be prepared in accordance with generally accepted accounting principles and certified by an officer or owner of Tenant, or, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant; provided that as long as Tenant is publicly-traded, and Tenant’s quarterly financial statements are available to the public at Tenant’s web-site, or at the SEC’s Edgar website, the availability of such public reports via internet shall satisfy the foregoing delivery requirements. Landlord shall keep all such financial statements and the information contained therein confidential.

22.11 Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises, without first having obtained Landlord’s prior written consent. Notwithstanding anything to the contrary in this Lease, Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.

22.12 Keys. Landlord shall be supplied with keys to each lock of the Premises. Tenant agrees, at the termination of the tenancy, to return all keys to all doors of the Premises.

22.13 Other Tenancies. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord, in the exercise of its sole business judgment, shall determine to promote the best interest thereof. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenants shall, during the Term of this Lease, occupy any space in the Project.

22.14 Brokers’ Fees. Landlord has agreed to pay a fee for brokerage services rendered in this transaction to the broker(s) identified in Section 1.16. Such brokerage commission shall be payable in accordance with the separate written agreement between Landlord and such broker(s), which alone shall govern such brokers’ entitlement to any commission. Landlord and Tenant each represent and warrant to the other that no broker, agent or finder, licensed or otherwise, has been engaged by it, respectively, in connection with the transaction contemplated by this Agreement, other than the broker(s) named above. In the event of any other claim for broker’s, agent’s or finder’s fee or commission in connection with this transaction, the party upon whose alleged statement, representation or agreement such claim or liability arises shall indemnify, save, hold harmless and defend the other party from and against such claim and liability.

23. GENERAL PROVISIONS.

23.1 Exculpation. The obligations of Landlord under this Lease do not constitute personal obligations of Landlord’s directors, officers, shareholders or employees, and Tenant shall look solely to the Landlord for satisfaction of any liability with respect to this Lease, and agrees not to seek recourse against the directors, officers, shareholders or employees of Landlord, nor against any of their personal assets, for such satisfaction.

23.2 Conveyance By Landlord. Landlord shall be free at all times, without need of consent or approval by Tenant, to assign its interest in this Lease and/or to convey fee title to the Premises. Each conveyance by Landlord of Landlord’s interest in the Lease or the Premises prior to expiration or termination hereof shall be subject to this Lease and shall relieve the grantor of any further obligations or liability as Landlord, and Tenant shall look solely to Landlord’s successor in interest for all future obligations of Landlord. Tenant hereby agrees to attorn to Landlord’s successors in interest, whether such interest is acquired by sale, transfer, foreclosure, deed in lieu of foreclosure or otherwise. The term “Landlord” as used in this Lease, so far as covenants and obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title of the Premises. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder during its ownership of the Premises.

23.3 Quiet Enjoyment. Landlord agrees that so long as Tenant is not in Default hereunder Tenant shall have the quiet enjoyment of the Premises without hindrance on the part of Landlord. Landlord further agrees that Landlord will warrant and defend Tenant in the peaceful and quiet enjoyment of the Premises against the lawful claims of all persons claiming by, through or under Landlord.

23.4 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

23.5 Waiver. No delay or omission in the exercise of any right or remedy of Landlord for any Default by Tenant hereunder shall impair such right or remedy or be construed as a waiver thereof. One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. The acceptance of any rent or other charges hereunder shall not be deemed a waiver of any breach or Default hereunder other than the payment of the amount accepted by Landlord.

23.6 Cumulative Rights. The various rights, options, elections, powers and remedies contained in this Lease shall be construed as cumulative and no one of them shall be exclusive of any of the others, or of any other legal or equitable remedy which either party might otherwise have in the event of breach or default in the terms hereof, and the exercise of one right or remedy by such party shall not impair its right to any other right or remedy until all obligations imposed upon the other party have been fully performed.

23.7 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the rent or other amounts owing hereunder against Landlord; provided, however, the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any Mortgagee (of whose address Tenant has theretofore been notified) and an opportunity is granted to Landlord and such holder to correct such violation as provided above.

23.8 Relationship of the Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

23.9 Force Majeure. If either party is delayed in the performance of any covenant of this Lease because of any of the following causes, then such performance shall be excused for the period of the delay and the period for such performance shall be extended for a period equivalent to the period of such delay: acts of the other party; action of the elements; war, riot or civil insurrection; building moratoria, trip generation restrictions or other similar action by the City of Carlsbad or other governmental agency or entity; labor disputes; inability to procure or a general shortage of labor or materials in the normal channels of trade; delay in transportation; delay in inspections; or any other cause beyond the reasonable control of the party so obligated, whether similar or dissimilar to the foregoing, financial inability excepted; provided, however, that except as specifically set forth elsewhere in this Lease, no such events shall affect Tenant’s obligation to pay Base Rent, Additional Rent or any other amount payable under this Lease, nor shall such events affect the length of the Term (except to the extent expressly provided herein).

23.10 Consents. With respect to any provision of this Lease which either provides or is held to provide that Landlord shall not unreasonably withhold or unreasonably delay any consent or approval, Tenant shall not be entitled to make any claim for, and Tenant hereby expressly waives, any claim for damages, it being understood and agreed that Tenant’s sole remedy therefor shall be an action for specific performance.

23.11 Counterparts. This Lease may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

23.12 Authority. Landlord and Tenant each represent and warrant to one another that the individuals executing this Lease on their behalf are duly authorized to execute and deliver this Lease on behalf of the Landlord and Tenant, respectively. Upon the request of the other party, any such party shall, at the time of the execution of this Lease, deliver to the other party evidence of such authority satisfactory to the other party.

23.13 Recording. Tenant shall not record this Lease or any short form or memorandum version hereof without the prior written consent of Landlord, which may be withheld at Landlord’s sole discretion.

23.14 Interpretation and Use of Pronouns. Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and the neuter genders. All conditions contained herein shall be deemed covenants. The words “breach” or “default” are used interchangeably herein and each shall be deemed to include the other.

23.15 Captions and Interpretations. Section titles or captions contained in this Lease are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Lease or any provision hereof. No provision in this Lease is to be interpreted for or against either party because that party or its legal representative drafted such provision.

23.16 Severability. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

23.17 Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of California, notwithstanding the fact that Landlord or Tenant may be located in another State or that this Lease may be executed in another State. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. Any action brought to enforce or nullify this Lease or the provisions hereof shall be brought in San Diego County, California, and in no other forum.

23.18 Waiver of Right of Redemption. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem, by statute or by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease. Tenant hereby waives its rights under California CODE OF CIVIL PROCEDURE §1179.

23.19 Attorneys’ Fees. In case suit shall be brought for any unlawful detainer of the Premises, for the recovery of any rent due under the provisions of this Lease, or because of the breach or alleged breach of any other covenant herein contained, the prevailing party shall recover from the non-prevailing party, all costs and expenses incurred therein, including reasonable attorneys’ fees and expenses incurred in enforcing any judgment. If Landlord, through no fault of its own, is made a party to any litigation relating to the subject matter covered by this Lease instituted by or against Tenant, then Tenant shall defend, indemnify and hold Landlord harmless from and against all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection therewith. In addition thereto, Tenant agrees to pay Landlord’s costs, expenses and reasonable attorneys’ fees with respect to: (i) each request to Landlord for permission or consent to assign or sublet the Premises, as provided in Section 15.5 above; (ii) each request made by Tenant to modify, amend or supplement this Lease; and (iii) any request by Tenant which causes Landlord to actually incur attorney fees; provided that prior to such fees being incurred, the Landlord shall notify the Tenant of the need to reimburse such fees. Landlord shall notify Tenant of the amount of such attorneys’ fees, and Tenant shall pay the same (as Additional Rent) within fifteen (15) days after such notice.

23.20 Joint and Several Obligations. If there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, provisions, covenants, conditions, and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as required hereunder.

23.21 Successors and Assigns. The covenants and conditions herein contained shall, subject to the provisions as to assignments, apply to and bind the heirs, successors, executors, administrators and assigns of the respective parties hereof. If this Lease is signed by more than one person as Tenant, their obligation shall be joint and several.

23.22 Time of the Essence. Time is expressly declared to be of the essence of this Lease, and of all covenants and conditions herein contained.

23.23 No Third-Party Beneficiaries. The provisions of this Lease are solely for the benefit of the parties hereto, and no broker or other third party shall be entitled to any benefits hereof or hereunder.

23.24 Entire Agreement. This Lease and the exhibits, and the Addendum, if any, attached hereto and forming a part hereof, set forth all the terms, provisions, covenants, conditions, promises, agreements and understandings between Landlord and Tenant concerning the Premises. There are no warranties, representations, covenants, promises, agreements, conditions or understandings, either oral or written, between them other than set forth herein. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

23.25 No Option By Landlord. Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an option or offer to lease the Premises on the terms and conditions contained herein or a reservation of the Premises in favor of Tenant. This Lease shall become binding upon Landlord only upon Landlord’s execution and delivery of this Lease to Tenant. The receipt (which shall include the cashing, deposit or other negotiation of checks, money orders and the like) of any moneys by Landlord which are tendered by Tenant along with a Tenant-executed copy of this Lease, or at any time prior to Landlord’s delivery of a fully executed copy of this Lease to Tenant, shall not constitute an acceptance of Tenant’s offer to lease as contained herein. Tenant acknowledges that Landlord will not deliver a fully executed copy of this Lease until Landlord has received both any Guaranties required hereunder, and such corporate resolutions or other information as reasonably satisfies Landlord as to the incumbency and authority to sign of each individual signing this Lease or any Guaranty. Tenant also acknowledges that the fully executed Lease will not be delivered by Landlord to Tenant unless and until approved by Landlord’s lender, and that in determining whether to approve, Landlord’s lender will consider Tenant’s lease application, credit information, biographical data on Tenant’s key officers or principals, and financial statements relating to Tenant’s business. Notwithstanding the foregoing, delivery of this Lease by Tenant to Landlord after signature by Tenant shall constitute an option which can be accepted by Landlord at any time until two (2) weeks after delivery of the signed Lease by Tenant.

23.26 Exhibits. All exhibits described herein, if any, are part of this Lease and by this reference are expressly incorporated herein. This Lease contains the following Exhibits:

Exhibit A        Project Site Plan

Exhibit B        Premises and Improvements to Premises

Exhibit C        Rules and Regulations

Exhibit D        Signage Criteria

Exhibit E        Environmental Questionnaire

~~Exhibit F        Guaranty Agreement~~ (INTENTIONALLY OMITTED)

23.27 Addendum. The attached Addendum, if any, is specified in Section 1.20 above, is part of this Lease and by this reference is expressly incorporated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date(s) set forth by their respective signatures.

Landlord:

Date: March 4, 2008	H. G. FENTON PROPERTY COMPANY, a California corporation

	By:	H. G. FENTON COMPANY
Authorized Agent

		By	/s/ Kevin D. Hill
Kevin D. Hill, Vice President, Leasing

		By	/s/ Michael P. Neal
Michael P. Neal, President/CEO
Tenant:

Date: March 4, 2008		ALPHATEC HOLDINGS, INC., a Delaware corporation

		By	/s/ Dirk Kuyper
Dirk Kuyper, President and CEO

		By	/s/ Ebun Garner
Ebun Garner, General Counsel and Vice President

[TWO (2) AUTHORIZED SIGNATURES REQUIRED]

ADDENDUM TO LEASE

The following additional provisions are a part of, and incorporated in, the Lease to which this Addendum is attached. In the event of any conflict between the provisions of this Addendum and the body of the Lease, this Addendum shall control.

24. TERMINATION OF EXISTING LEASE WITH K2, INC. and PLANET EARTH, INC. Landlord [formerly known as H.G. FENTON COMPANY, a California corporation] entered into that certain lease dated August 20, 2003 with K2, INC., a Delaware corporation and PLANET EARTH, INC., a Delaware corporation jointly and severally (the “Existing Tenant”) in which Landlord leased to Existing Tenant the Premises commonly known as 5830 El Camino Real, Carlsbad, California 92008 (the “Existing Lease”). The Existing Lease is scheduled to expire on April 30, 2009. The parties acknowledge that in addition to the provisions expressly set forth in Section 23.25, this Lease shall be contingent upon Landlord executing an agreement with the Existing Tenant (the “Termination Agreement”) on or before March 15, 2008, which allows for the vacation of the Premises on or before the Commencement Date of this Lease.

25. CONDITIONAL ABATEMENT OF MONTHLY BASE RENT. As long as Tenant shall not be in Default of any material provision of this Lease during the period of abatement, the obligation of Tenant to pay monthly Base Rent pursuant to Section 2.2 of the Lease shall be conditionally abated for the Second (2nd) through the Eighth (8th) full calendar months in the amount of $38,480.00 each month. The conditional abatement of Base Rent shall not include abatement of any Additional Rent, as such term is defined in Section 2.1 of the Lease.

26. OPTION TO EXTEND. Subject to satisfaction of the conditions precedent set forth below, Tenant shall have two options to extend the Term (each, an “Extension Option”) for sixty (60) full calendar months (“Extension Term”) each time, on the following terms and conditions:

26.1 Tenant’s Extension Option shall be subject to satisfaction of each of the following conditions precedent, which are solely for the benefit of, and may be waived unilaterally by, Landlord:

(a) The Extension Option shall be exercised by written notice delivered by Tenant to Landlord not later than eight (8) months prior to the end of the Term or the prior Extension Term, as applicable; and

(b) The Lease shall be in effect and Tenant shall not be in Default of any material provision thereof both on the day such written notice is delivered to Landlord and on the last day of the Term.

26.2 In the event the Term shall be extended following exercise by Tenant of the Extension Option, then all of the terms, covenants and conditions of this Lease shall remain in full force and effect during the Extension Term, except that the initial monthly Base Rent (including subsequent annual increases in Base Rent) during the Extension Term shall be adjusted to the then effective market rate for new leases to tenants having a credit history and net worth similar to that of Tenant at the time of exercising such option for comparable space in the Carlsbad market, taking into account all relevant factors for such comparable space (“Fair Market Rental Value”), provided, however, that in no event shall the Base Rent payable for any Lease Year be less than the Base Rent payable for the immediately preceding Lease Year.

26.3 Landlord shall notify Tenant in writing regarding the determination made pursuant to Section 26.2 within ten (10) Business Days after Landlord’s receipt of Tenant’s election to exercise the Extension Option. In the event Tenant rejects Landlord’s determination, Tenant shall give Landlord written notice of such rejection (“Rejection Notice”) within ten (10) Business Days after receipt of the determination. Tenant’s failure to timely deliver the Rejection Notice shall be deemed Tenant’s approval of the Landlord-determined Fair Market Rental Value. The Rejection Notice shall state whether Tenant shall rescind its exercise of the Extension Option or if Tenant seeks to have a third-party evaluation of the Fair Market Value. If Tenant timely delivers the Rejection Notice, and such Rejection Notice states that the Tenant is rescinding the Extension Option, the Extension Option shall become null and void. If Tenant timely delivers the Rejection Notice, and such Rejection Notice states that Tenant seeks to have a third-party evaluation of the Fair Market Value, then the following terms and conditions shall apply:

(a) Within fifteen (15) days after Tenant’s delivery of the Rejection Notice, each party, at its own cost and by giving written notice to the other party, shall appoint a MAI real estate appraiser, with at least ten (10) years’ full-time commercial appraisal experience in the area where the Premises are located, to appraise and determine the Fair Market Rental Value. If, in the time provided, only one (1) party shall give written notice of appointment of an appraiser, then the single appraiser appointed shall determine the Fair Market Rental Value. If two (2) appraisers are appointed by the parties, then the two (2) appraisers shall each independently, and without consultation, prepare an appraisal of the Fair Market Rental Value within thirty (30) days after their appointment. Each appraiser shall seal its respective appraisal after completion. After both appraisals are completed, the resulting appraisals of the Fair Market Rental Value shall be opened and compared. If the values of the appraisals differ by no more than ten percent (10%) of the value of the higher appraisal, then the Fair Market Rental Value shall be the average of the two (2) appraisals.

(b) If the values of the appraisals differ by more than ten percent (10%) of the value of the higher appraisal, then within ten (10) days after the date the appraisals are compared, the two (2) appraisers selected by the parties shall appoint a third similarly qualified appraiser. If the two (2) appraisers fail to so select a third appraiser, then a third similarly qualified appraiser shall be appointed at the request of either Landlord or Tenant by the then Presiding Judge of the Superior Court of the State of California for the County of San Diego. The two (2) appraisers shall each then submit his or her independent appraisal in simple letter form to the third appraiser stating his or her determination of the Fair Market Rental Value (which determination may not be changed from that which was set forth in such appraiser’s sealed appraisal). The sole responsibility of the third appraiser shall be to determine which of the determinations made by the first two (2) appraisers is most accurate. The third appraiser shall have no right to propose a middle ground or any modification of either of the determinations made by the first two (2) appraisers. The third appraiser’s choice shall be submitted to Landlord and Tenant within fifteen (15) days after the third appraiser has received the written determination from each of the first two (2) appraisers. The Fair Market Rental Value shall be determined by the selection made by the third appraiser from the determinations submitted by the first two (2) appraisers.

(c) Each party shall pay the fees and expenses of its own appraiser, and fifty percent (50%) of the fees and expenses of, and the cost of appointing, the third appraiser.

(d) The appraisers shall use their best efforts to fairly and reasonably appraise and determine the Fair Market Rental Value in accordance with the terms of this Lease, and shall not act as advocates for either Landlord or Tenant.

(e) The appraisers shall have no power to modify the provisions of this Lease, and their sole function shall be to determine the Fair Market Rental Value in accordance with the definition thereof set forth in Section 26.2 and the provisions of this Section 26.3.

If (a) Landlord or an affiliate of Landlord is the owner of those premises subleased by Tenant from Existing Tenant and located at 5818 El Camino Real, Carlsbad, California (the “Adjacent Premises,” which are currently owned by Landlord and leased to Existing Tenant pursuant to that certain lease dated August 9, 2004, which is herein referred to as the “Existing Adjacent Lease”), and (b) Tenant occupies all or substantially all of the Adjacent Premises on that date of the exercise of the Adjacent Building Extension Option (as defined below), and (c) Tenant is not in Default under this Lease on that date of the exercise of the Adjacent Building Extension Option, and (d) the Existing Adjacent Lease has not been terminated by Landlord prior to the date of the exercise of the Adjacent Building Extension Option, then Tenant shall be entitled to extend its occupancy of the Adjacent Premises in accordance with Section 5 of Exhibit E of the Existing Adjacent Lease (the “Adjacent Building Extension Option”).

27. OTHER MATTERS OF AGREEMENT REGARDING SECURITY DEPOSIT AND LETTER OF CREDIT. Without limiting anything contained in Sections 1.11 and 6 of the Lease, Tenant at Tenant’s discretion, may in lieu of all or a portion of the cash Security Deposit or in substitution of all or a portion of the Security Deposit provided concurrently with Tenant’s executed copy of this Lease (such amount the “L/C Portion of the Security Deposit”), with one or more irrevocable, clean sight draft standby letters of credit for the benefit of Landlord in the amount of $293,920.00, up to $440,880.00 (to the extent that the Tenants elects to utilize the Reimbursable Tenant Improvement Allowance), in form and substance and issued by a United States financial institution reasonably acceptable to Landlord (individually and collectively, a “Letter of Credit”). If the Letter of Credit is provided in substitution of any portion of the cash Security Deposit previously delivered to Landlord, then within ten (10) days following Landlord’s receipt of such substitution, Landlord shall return the L/C Portion of the Security Deposit to Tenant. The Letter of Credit shall constitute additional security for the faithful performance by Tenant of all of the terms, covenants and conditions of the Lease to be kept and performed by Tenant. If Tenant defaults with respect to any provision of the Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) draw on the Letter of Credit and use, apply or retain all or part of the proceeds thereof for the payment of any rent or any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If Landlord draws on all or any portion of the Letter of Credit, Tenant shall, within two (2) Business Days after Landlord’s demand therefore, cause a replacement Letter of Credit, in the amount of the L/C Portion of the Security Deposit to be issued for the benefit of and delivered to Landlord, and Tenant’s failure to do so shall be a material breach of the Lease; provided, however, that upon receipt of such replacement Letter of Credit any amount of the Letter of Credit that was drawn on by Landlord but not so applied shall be immediately reimbursed to Tenant. Provided that Tenant is not then in Default under the Lease, Landlord agrees that, as requested by Tenant in writing, Landlord shall either i) return the sum of one month’s then current Base Rent from the cash Security Deposit to Tenant, or, ii) if the Letter of Credit shall then be in place, to release the Letter of Credit in the same amounts, in either case, within ten (10) days following Landlord’s receipt of such written request accompanied by proof (as evidenced by Tenant’s quarterly public filings or by financial statements certified by Tenant’s accountant) from Tenant that Tenant has achieved positive EBITDA for any period of two (2) consecutive quarters [or positive “Adjusted EBITDA” for a period of four (4) consecutive quarters] (the date of each such reduction, a “Release Date”); provided that the Security Deposit shall not be reduced below the last month’s Base Rent at any timed during the Term. By way of example only, the Security Deposit shall be reduced to an amount equal to two (2) months’ Base Rent after four (4) consecutive quarter of positive EBITDA, and shall be further reduced to one (1) month’s Base Rent after eight (8) consecutive quarters of positive EBITDA. Subject to the foregoing, Tenant shall cause the Letter of Credit to be renewed during the Term through the Release Date, and, if applicable, shall deliver written notice (and shall cause the issuing financial institution to deliver written notice) to Landlord of each such renewal at least thirty (30) days prior to the initial and any successive expiration date. If the Letter of Credit must be renewed, the failure of the issuing financial institution to renew the Letter of Credit at least thirty (30) days prior to the initial or any successive expiration date of such Letter of Credit shall constitute a default by Tenant hereunder. In addition, if Tenant is obligated, but fails, to renew the Letter of Credit within such thirty day (30) period, Landlord may, without prejudice to any other remedy it has, draw on all of the Letter of Credit. If Landlord transfers its interest in the Premises, Landlord shall transfer or assign the Letter of Credit to Landlord’s transferee at Landlord’s sole cost and expense and thereupon be relieved of further responsibility with respect to the Letter of Credit. Tenant shall not assign, mortgage or encumber the Letter of Credit, and any attempt to do so shall be void and shall not be binding on Landlord. Tenant shall pay all expenses and fees associated with obtaining, maintaining, renewing and replacing the Letter of Credit, excluding the costs of transferring the Letter of Credit upon a transfer of Landlord’s interest in the Premises. The rights of Landlord with respect to the Letter of Credit are in addition to the rights of Landlord under the Lease with respect to the Security Deposit. Landlord’s receipt of the Landlord approved Letter of Credit shall constitute a condition precedent to the effectiveness of the Lease. For purposes of this Section 27, “Adjusted EBIDTA” shall have the same meaning as such term used for the purpose of reporting Tenant’s quarterly economic results, as disclosed by the Tenant in its quarterly results calls

28.	ARBITRATION.

28.1 In the event of a dispute with respect to the issues set forth in Section 28.2 below or in any other case where this Lease expressly provides for submission of a dispute or matter (other than the determination of fair market rent for any Extension Term which shall be governed by Section 26 hereof) to arbitration (but not otherwise), the parties shall waive their rights to a jury or bench trial, and shall submit the dispute to binding arbitration in accordance with the rules of the American Arbitration Association, or pursuant to rules selected by an arbitrator mutually acceptable to the parties. In the event that parties are unable to agree on an arbitrator, then each shall select one independent individual who shall meet to select one independent arbitrator whose decision shall be final. The arbitrator shall, in reaching its decision, also determine the prevailing party, and shall award the prevailing party its legal fees according to the prevailing party clause shown above.

28.2 A dispute between Landlord and Tenant with respect to any of the following matters shall be submitted to arbitration pursuant to Section 28.1 hereof: (a) Landlord’s approval of Tenant’s plans for Tenant’s Work; (b) Landlord’s approval of the location of Tenant’s signage on the Building; and (c) the performance of Tenant’s Work or Landlord’s Delivery Work pursuant to Exhibit B.

[Signatures Follow]

Date: March 4, 2008	H. G. FENTON PROPERTY COMPANY, a California corporation

	By:	H. G. FENTON COMPANY
Authorized Agent

		By	/s/ Kevin D. Hill
Kevin D. Hill, Vice President, Leasing

		By	/s/ Michael P. Neal
Michael P. Neal, President/CEO
Tenant:

Date: March 4, 2008		ALPHATEC HOLDINGS, INC., a Delaware corporation

		By	/s/ Dirk Kuyper
Dirk Kuyper, President and CEO

		By	/s/ Ebun Garner
Ebun Garner, General Counsel and Vice President

[TWO (2) AUTHORIZED SIGNATURES REQUIRED]

EXHIBIT A

SITE PLAN

(TO BE ATTACHED WITH FINAL LEASE)

EXHIBIT B

PREMISES AND IMPROVEMENTS TO PREMISES

Floor Plan of the Building and Premises

Design and Construction of Additional Improvements (“Work Letter Agreement”)

Landlord and Tenant agree that certain improvements to the Premises shall be constructed as set forth in this Exhibit B:

1. DESCRIPTION OF IMPROVEMENTS

The Premises to be provided by Landlord shall consist of all improvements currently existing in the Premises which shall include but not be limited to, a concrete floor, exterior building walls, and service points from which electrical and telephone service to the Premises can be made. In addition, Landlord shall complete the items as set forth in Section 3.3 and Section 7.2. Tenant acknowledges that except for Landlord’s Work (if any) and except to the extent expressly set forth in this Lease (including without limitation Sections 3.3 [Condition of Premises], 4.2 [Delivery of the Premises], 7.4 [ADA] and 8.4 [Landlord’s Obligations]) Tenant’s taking possession of the Premises shall be deemed acceptance of the Premises by Tenant, and shall be deemed conclusively to establish that the Premises are in good and satisfactory condition as of the date Tenant takes possession. Subject to the foregoing (“Landlord’s Work”), Tenant accepts possession of the Premises in their current, “as is” condition, and acknowledges that it has inspected the Premises and is fully aware of all patent conditions of the Premises.

2. PLANS AND SPECIFICATIONS

(a) Tenant’s Work shall be constructed pursuant to plans and specifications prepared in accordance with Section 2(b) by Tenant’s contractor, using Landlord’s “Building standard” materials and finishes to the extent that specifications have been supplied by the Landlord.

(b) Landlord shall provide Tenant with all existing floor plans of the Premises in Landlord’s possession or control, including, but not limited to, any CAD drawings in the possession of Landlord’s architect. Without liability of Landlord for the accuracy of such Premises floor plans and drawings provided to Tenant, Tenant shall prepare and furnish all electrical, mechanical, plumbing, engineering and fire and life safety plans and working drawings and all other architectural plans and working drawings (collectively, “Working Drawings”) necessary to construct Tenant’s Work. The Working Drawings shall include complete detailed plans and specifications, and identify all aspects of Tenant’s Work necessary and sufficient for submission to the City of Carlsbad to obtain permits for Tenant’s Work. The Working Drawings shall be submitted by Tenant for Landlord’s reasonable written approval within sixty (60) days after Tenant’s execution of this Lease. The Working Drawings may be submitted to Landlord in phases in order to expedite the permitting and construction of the Tenant Improvements.

(c) Following Landlord’s written approval of the Working Drawings, Tenant shall neither cause nor permit any material deviations therefrom without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.

(d) Following completion of Tenant’s Work, Tenant shall cause to be prepared a set of as-built plans and specifications of Tenant’s Work.

3. CONSTRUCTION OF TENANT’S WORK

(a) Tenant shall be responsible for construction of Tenant’s Work, pursuant to this Exhibit B. Prior to the start of construction, Tenant shall prepare and submit to Landlord a detailed schedule (“Construction Schedule”) identifying the major stages and anticipated completion dates of each phase of construction. Tenant shall, during the course of construction, periodically update the Construction Schedule, providing copies of the updated schedule to Landlord. Construction shall be performed under Tenant’s supervision by Tenant’s contractor, whose selection shall be reasonably approved by Landlord. Selection of all subcontractors shall also be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed. Landlord shall not receive any management fee from Tenant associated with any of Landlord’s Work or Tenant’s Work. Tenant warrants and represents that it will receive no rebates or kickbacks from any of the subcontractors, and that such subcontractors have been specified solely because of their knowledge of the Building and the quality of their work. Tenant shall supervise the contractor’s work to expedite the completion of Tenant’s Work and to assure their construction in conformity with the approved plans and specifications.

(b) Landlord shall be permitted, during the course of construction, to inspect the progress of the work at its own cost and expense and, upon written notice to Tenant, to cause Tenant to repair any material defects or deficiencies.

(c) Landlord shall have no contractual relationship with Tenant’s contractor or any subcontractors.

(d) Tenant and Tenant’s contractor shall coordinate with Landlord’s property manager regarding delivery and storage of building materials, so as to minimize disruption of the Project’s other tenants.

(e) Tenant shall notify Landlord upon substantial completion of Tenant’s Work, whereupon the parties shall jointly inspect the Premises and prepare a punch list of corrective action to be taken by Tenant. Tenant shall use reasonable efforts to complete the punch list within sixty (60) days after the joint inspection.

4. PAYMENT OF COST OF CONSTRUCTION

(a) Tenant shall initially fund the cost of all Tenant’s Work made to the Premises, including the costs for M&E Plans, and all costs for professional services retained by Landlord (if any) to review plans for code compliance.

(b) Landlord shall reimburse Tenant for the Tenant’s Work in an amount not to exceed the amount set forth in Section 1.12 (“Tenant Improvement Allowance”). Landlord shall make disbursements of the Tenant Improvement Allowance for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

(i) Upon the completion of fifty percent (50%) of the Tenant Improvements, Tenant shall deliver to Landlord: (A) a request for payment of the general contractor” in the “50% Disbursement Amount” (as defined below), approved by Tenant, on a form of request to be provided by Landlord (the “50% Tenant Request”), detailing the work completed and the portion not completed; (B) invoices from all of Tenant’s subcontractors for labor rendered and materials delivered to the Premises for which payment is requested pursuant to the 50% Tenant Request; (C) executed mechanic’s lien releases from Tenant’s general contractor and all of Tenant’s major trade subcontractors which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d), and (D) proof of actual payment (in a form reasonably acceptable to the Landlord) of the amounts set forth in the 50% Tenant Request. Upon the completion of one-hundred percent (100%) of the Tenant Improvements, Tenant shall deliver to Landlord: (A) a request for payment of the general contractor” in the “100% Disbursement Amount” (as defined below), approved by Tenant, on a form of request to be provided by Landlord (the “100% Tenant Request”), detailing the work completed and the portion not completed; (B) invoices from all of Tenant’s subcontractors for labor rendered and materials delivered to the Premises for which payment is requested pursuant to the 100% Tenant Request; (C) executed mechanic’s lien releases from Tenant’s general contractor and all of Tenant’s major trade subcontractors which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d), and (D) proof of actual payment (in a form reasonably acceptable to the Landlord) of the amounts set forth in the 100% Tenant Request. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in the 50% Tenant Request or the 100% Tenant Request, as the case may be. On or before the thirtieth (30th) day following Tenant’s delivery of the 50% Tenant Request or the 100% Tenant Request, as the case may be, Landlord shall deliver a check to Tenant to reimburse Tenant in an amount (the “Disbursement Amount”) of the lesser of (A) the amounts so requested by Tenant, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Tenant Improvements Allowance (not including the Final Retention) Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in the Tenant Request.

(ii) Within thirty-five (35) days after the recordation of the Notice of Completion for the Tenant’s Work, delivery of unconditional mechanic’s lien releases from Tenant’s general contractor and all of Tenant’s subcontractors and delivery to Landlord of the as-built drawings required pursuant to Section 2(d) above, a check for the Final Retention shall be delivered by Landlord to Tenant, provided that Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the structure or the exterior appearance of the Building.

(c) Any cost for Tenant’s Work in excess of the Tenant Improvement Allowance shall be paid by Tenant.

(d) Subject to the terms and conditions of this Section, Landlord shall, make available to Tenant, in addition to the Tenant Improvement Allowance, additional funds up to a maximum amount of $367,400.00 (the “Reimbursable Tenant Improvement Allowance”), to offset some or all of the costs of constructing the Tenant Improvements or the costs incurred by Tenant in constructing any Tenant’s Work, subject to Tenant’s obligation to repay all such funds as “Tenant Improvement Rent” in accordance with Section (b) below. Any part of the Reimbursable Tenant Improvement Allowance not expended for Tenant’s Work shall not be available for disbursement to or use by Tenant. All items purchased with the Tenant Improvement Allowance (or the Reimbursable Tenant Improvement Allowance), or the construction or installation of which was financed by the Tenant Improvement Allowance (or the Reimbursable Tenant Improvement Allowance), shall be and remain the property of Landlord, regardless of such items’ classification as fixtures, furnishings, equipment or otherwise.

(e) In consideration of the additional payments described below (“Tenant Improvement Rent”), Landlord shall make available to Tenant the funds representing the Reimbursable Tenant Improvement Allowance, subject to the terms and conditions of this Section (d). In the event Tenant does elect to have Landlord advance any funds representing the Reimbursable Tenant Improvement Allowance for the purposes permitted herein, Tenant shall pay to Landlord each month, as Additional Rent, Tenant Improvement Rent in an amount equal to the Reimbursable Tenant Improvement Allowance actually advanced by Landlord multiplied by 0.016, as a constant based on a ninety-eight (98) month amortization period at the rate of twelve percent (12%) per annum. To illustrate, if Tenant should elect to have Landlord advance the full amount of the Reimbursable Tenant Improvement Allowance (or $367,400.00) then Tenant Improvement Rent of the same amount would be payable at the rate of $5,898.62 per month. Tenant Improvement Rent shall be payable at the same time and in the same manner as Base Rent, beginning on the Commencement Date, and continuing on the first day of each month thereafter throughout the Term. Upon any expenditure of the Reimbursable Tenant Improvement Allowance, Tenant Improvement Rent in the same amount shall become due and payable by Tenant as provided herein and shall be deemed to have been fully earned by Landlord at the time of such expenditure. When the aggregate amount of Tenant Improvement Rent has been determined, the parties shall execute and attach to this Lease a written statement specifying such amount, and the Security Deposit shall be increased to the amount of four (4) months of monthly Base Rent and four (4) months of monthly installments of Tenant Improvement Rent. All unpaid Tenant Improvement Rent shall be immediately due and payable in full upon the earlier of (i) the last day of the Term or (ii) the occurrence of any default by Tenant under the Lease and the failure to cure the same within the applicable cure period (if any).

(f) If Landlord fails to make a disbursement under this Section 4 within sixty (60) days of the date that Landlord is obligated to make such disbursement, Tenant shall not be entitled to offset any amount from rent, but as Tenant’s sole remedy, the dispute shall be resolved by arbitration in accordance with Section 28 of this Lease.

5. INDEMNITY AND WARRANTIES

(a) Tenant warrants to Landlord that (i) Tenant’s Work will be constructed free from all liens or other claims in connection with such construction; (ii) all materials utilized in Tenant’s Work will be new; and (iii) Tenant’s Work will be completed in a workmanlike and first-class manner, be free from defects and deficiencies, and in conformance with all plans and specifications.

(b) Tenant shall endeavor to obtain from each contractor, subcontractor and materialman providing labor or materials with respect to Tenant’s Work a written agreement providing (i) that all such labor or materials are warranted to be free from faults and defects for a period of not less than one year following completion (as evidenced by recordation of a valid Notice of Completion) of Tenant’s Work; and (ii) that Landlord and all Landlord’s agents, employees, officers, directors, partners and contractors are indemnified, for a period of not less than one (1) year following substantial completion of Tenant’s Work, from and against any and all liabilities, claims, damages, losses and expenses, including, but not limited to, attorney’s fees, arising from or relating to any defects in workmanship or materials with respect to such labor and materials.

(c) Tenant indemnifies and holds harmless Landlord and all of Landlord’s agents, employees, officers, directors, partners and contractors from and against any and all liabilities, claims, damages, losses and expenses, including, but not limited to, attorney’s fees, arising from or relating to (i) any mechanic’s lien or stop notice claims arising from the construction of Tenant’s Work; or (ii) any defects in workmanship or materials with respect to Tenant’s Work for one (1) year following substantial completion thereof.

(d) In the event any contractor or subcontractor retained by Tenant to construct Tenant’s Work fails to perform as required, Tenant shall be obligated to pursue any claims against such contractor to remedy such failure or, at the discretion of Landlord, shall assign such claims to Landlord, in which event, Landlord may pursue such claims directly against such contractor.

(e) At Landlord’s request from time to time, Tenant shall promptly provide to Landlord (i) evidence of progress and final payments to and lien waivers and releases by Tenant’s contractors and subcontractors in connection with Tenant’s Work, and (ii) copies of any asserted mechanic’s lien or stop notice claims arising from the construction of Tenant’s Work if, and when received by Tenant.

6. ESTIMATED COMPLETION DATE

(a) The estimated substantial completion of Tenant’s Work shall be within one hundred and twenty (120) days after Delivery of the Premises (“Estimated Completion Date”). Each party shall use its reasonable best efforts to comply with or improve upon the time periods specified herein, so that Tenant’s Work can be completed by such date or as soon thereafter as possible.

(b) Subject to the provisions of Section 4.1, if Tenant’s Work has not been completed on or before the Estimated Completion Date, (i) Landlord shall not be liable for any damage incurred by Tenant as a result thereof, (ii) the Lease shall not thereby become void or voidable, (iii) Tenant shall not be entitled to any abatement of rent, and (iv) the Commencement Date shall not be delayed but shall be the date specified in Section 1.6(a) of the Lease.

Date: March 4, 2008	H. G. FENTON PROPERTY COMPANY, a California corporation

	By:	H. G. FENTON COMPANY
Authorized Agent

		By	/s/ Kevin D. Hill
Kevin D. Hill, Vice President, Leasing

		By	/s/ Michael P. Neal
Michael P. Neal, President/CEO
Tenant:

Date: March 4, 2008		ALPHATEC HOLDINGS, INC., a Delaware corporation

		By	/s/ Dirk Kuyper
Dirk Kuyper, President and CEO

		By	/s/ Ebun Garner
Ebun Garner, General Counsel and Vice President

[TWO (2) AUTHORIZED SIGNATURES REQUIRED]

EXHIBIT C

RULES AND REGULATIONS

Tenant and its employees, agents, licensees and visitors will at all times observe faithfully, and comply strictly with, the Rules and Regulations set forth on this Exhibit C. Landlord may from time to time reasonably amend, delete or modify existing rules and regulations, or adopt reasonable new rules and regulations for the use, safety, cleanliness and care of the Premises, the Building and the Project, and the comfort, quiet and convenience of occupants of the Project. Modifications or additions to the Rules and Regulations will be effective upon notice to Tenant from Landlord. In the event of any breach of any rules or regulations or any amendments or additions to such Rules and Regulations, Landlord will have all remedies which this Lease provides for default by Tenant, and will, in addition, have any remedies available at law or in equity, including the right to enjoin any breach of such Rules and Regulations. Landlord will not be liable to Tenant for violation of such Rules and Regulations by any other tenant, its employees, agents, visitors or licensees, or any other person; provided that Landlord shall enforce the rules and regulations in a non-discriminatory manner. In the event of any conflict between the provisions of this Lease and the Rules and Regulations, the provisions of the Lease will govern. Tenant shall not be in default until written notice of a violation of one or more of the Rules and Regulations is given to Tenant.

A. The plumbing facilities shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by Tenant who shall, or whose employees, agents and invitees shall, have caused it.

B. Except as to Tenant’s customary improvements, Tenant shall not deface wall, ceilings, glass, partitions, floors, doors, wood, paint, stone or metal work of the Premises or the Project by marking, nailing, drilling or otherwise defacing.

C. Tenant shall not use, keep or permit to be used or kept, any foul or obnoxious gas or substance in the Premises or permit or suffer the Premises to be used or occupied in any manner offensive or objectionable to Landlord or other occupants of the Building or Project by reason of any noise, odors and/or vibrations.

D. Tenant, or its agents, shall not play any musical instrument or make or permit any improper noises in the Project.

E. Tenant, or its employees, shall not loiter in the entrance or corridors of the Building or Project, or in any way obstruct the sidewalks, hallways and stairways and shall use the same only as a means of access to and from the Premises.

F. Landlord may limit weight, size and position of all safes, fixtures and other equipment used in the Premises. In the event Tenant shall require extra heavy equipment, Tenant shall notify Landlord of such fact and shall pay the cost of structural bracing to accommodate same. All damage done to the Premises or the Project by putting in, or taking out, or maintaining extra heavy equipment shall be repaired at the expense of Tenant.

G. Tenant shall not do anything in the Premises, or bring or keep anything therein, which will in any way increase or tend to increase the risk of fire or the rate of fire insurance or which shall conflict with the regulations of the Fire Department or the law or with any insurance policy on the Premises or any part thereof, or with any rules or regulations established by any administrative body or official having jurisdiction, and it shall not use any machinery therein, even though its installation may have been permitted, which may cause any unreasonable noise, or jar or tremor to the floor or walls, or which by its weight might injure the floors of the Premises.

H. Keys for the Premises shall be provided to Landlord upon termination of the Lease. Tenant shall not change locks or install other locks on doors of the Premises without providing Landlord with appropriate keys for such locks.

I. No personnel shall enter or remain in the Project while intoxicated or under the influence of liquor or drugs. Landlord shall have the right to exclude or expel any person who, in the absolute discretion of Landlord, is under the influence of liquor or drugs.

J. Tenant and its agents and employees shall not bring into nor keep within the premises any animal or bird, however; this rule does not apply to dogs trained to assist individuals with a disability. Tenant and its agents and employees shall not throw refuse or other substances or litter of any kind in or about the Project, except in receptacles placed therein for such purposes by Landlord or governmental authorities.

K. Tenant shall not install any form of window covering or ventilators or similar devices visible from the outside of the Premises without the prior written consent of Landlord.

L. No aerial, antenna or dish shall be erected on the roof or exterior walls of the Premises or on the grounds, without in each instance the written consent of Landlord. Any aerial, antenna or dish so installed without such written consent shall be subject to removal without notice at any time.

M. Tenant shall not burn any trash or garbage at any time in or about the Project.

N. Tenant shall use, at its cost, such pest extermination at such intervals as Landlord may reasonably require.

O. No waiver of any rule or regulation by Landlord shall be effective unless expressed in writing and signed by Landlord or its authorized agent.

P. Tenant shall abide by any additional rules or regulations which are ordered or requested by any governmental or military authority.

Q. In the event of any conflict between these Rules and Regulations or any further or modified rules and regulations from time to time issued by Landlord and the Lease, the Lease shall govern and control.

R. All signs installed by Tenant shall be in accordance with Landlord’s sign plan.

S. Tenant shall not clean, wash, repair or otherwise perform any maintenance or service on any vehicle owned or utilized by Tenant in any of the Common Areas of the Project or any other area in plain view of the public.

EXHIBIT D

SIGNAGE CRITERIA

(TO BE ATTACHED WITH FINAL LEASE)

EXHIBIT E

ENVIRONMENTAL QUESTIONNAIRE

EXHIBIT F

TENANT LENDER’S ESTOPPEL